Mark Twain Retirement Center
2438 35th Avenue
Oakland, California 94601

Prepared For
Ms. Tanya Christensen
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, California 92614

Date of Appraisal
October 23, 2013

Effective Date of Appraisal
October 17, 2103

Appraised By

512 North One Mile Road * Dexter, MO 63841	Ph: 573-624-6614 * Fax: 573-624-2942

October 23, 2013

Ms. Tanya Christensen

WNC & Associates, Inc.

17782 Sky Park Circle

Irvine, California 92614

RE:	Mark Twain Retirement Center
2438 35th Avenue
Oakland, California 94601
“As Is” Summary Appraisal
As of October 17, 2103

Dear Ms. Christensen:

In accordance with your request, I have personally appraised the property known as Mark Twain Retirement Center. The subject property is an existing Low Income Housing Tax Credit and Section 8 property targeting senior residents ages 62 and older. The site contains 1.05 acres and is improved with four one-, two- and three-story apartment buildings containing 102 units, library, laundry facility, leasing/management office and maintenance area. The property also contains on-site management, on-site maintenance, intercom/electronic entry, limited access gate, perimeter fencing, video surveillance, an asphalt parking lot and six covered parking spaces. The subject’s parcel numbers are 32-2108-29; 32-2108-4; and 32-2108-5. The property is owned by Mark Twain Senior Community Limited Partnership.

The purpose of the Summary Appraisal is to estimate the market value, subject to restricted rents, of the subject’s fee simple interest for financing decisions and mortgage underwriting. The intended users of the appraisal are WNC & Associates, Inc. and/or Local General Partner and Upper Tier Investor.

This report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal report.

A description of the property, together with information providing a basis for estimates, is presented in the accompanying report. This appraisal is subject to the definitions, assumptions, conditions and certification contained in the attached report. During the fieldwork, it has been determined the appraised property has no natural, cultural, scientific or recreational value.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value, subject to restricted rents, of the subject property, as of October 17, 2103, is as noted below.

One Million Eight Hundred Thousand Dollars

$1,800,000

This report and its contents are intended solely for your information and assistance for the function stated previously, and should not be relied upon for any other purpose. Otherwise, neither the whole nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without my explicit, prior written approval of the form and context in which it appears.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

The accompanying prospective financial analysis is based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize and unanticipated events and circumstances will occur. The actual results achieved during the holding period will vary from my estimates and these variations may be material. I have not been engaged to evaluate the effectiveness of management, and I am not responsible for management’s actions such as marketing efforts.

This appraisal report sets forth only the appraiser’s conclusions. Supporting documentation is retained in the appraiser’s file. A copy of this report, together with the field data from which it was prepared, is retained in my files. This data is available for your inspection upon request.

Respectfully submitted,

/s/ Nicholas Lorenz
Nicholas Lorenz	Samuel L. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

table of contents

EXECUTIVE SUMMARY	6

CERTIFICATION	8

INTRODUCTION	9

IDENTIFICATION OF THE SUBJECT PROPERTY	10
LEGAL DESCRIPTION	10
PAST FIVE YEARS SALES HISTORY OF THE SUBJECT	10
PROPERTY RIGHTS APPRAISED	10
PURPOSE OF THE APPRAISAL	10
FUNCTION OF THE APPRAISAL	10
CLIENT	10
INTENDED USERS	10
INTENDED USE OF REPORT	10
EXTENT OF THE INVESTIGATION (SCOPE)	10
AREA AND NEIGHBORHOOD ANALYSES	11
SITE DESCRIPTION AND ANALYSIS	11
IMPROVEMENT AND DESCRIPTION ANALYSES	11
STATEMENT OF COMPETENCY	11
MARKET DATA	11
REASONABLE EXPOSURE TIME	12
HISTORICAL EVIDENCE	12
SUPPLY AND DEMAND RELATIONSHIPS	12
REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS	12
ESTIMATED MARKETING TIME	13
DEFINITION OF TERMS	14
SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS	16

DESCRIPTIVE SECTION	22

REGIONAL AND AREA DATA	23
NEIGHBORHOOD DATA	26
DEFINING THE MARKET AREA	30
SUBJECT DESCRIPTION	31
IMPROVEMENT DESCRIPTION	34
ASSESSMENTS AND CURRENT REAL ESTATE TAXES	51
HIGHEST AND BEST USE ANALYSIS	52
APPRAISAL PROCEDURES	56

VALUATION SECTION	57

COST APPROACH	58
INCOME APPROACH	67
TOTAL POTENTIAL GROSS RENTAL INCOME	68
VACANCY AND EXPENSES DEFINITIONS	68
REVENUE AND EXPENSE ANALYSIS	71
ESTIMATING RESTRICTED EXPENSES PER UNIT	73
ITEMIZED EXPENSE EXPLANATIONS	74
EXPENSE COMPARABLES	76
Direct Capitalization	79
Market Derived Capitalization Rates	80
INCOME VALUE	82
SALES COMPARISON APPROACH	83

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

RECONCILIATION AND CONCLUSIONS	84

CONCLUSION OF VALUE	85

ADDENDA

ENGAGEMENT LETTER	A
LEGAL DESCRIPTION	B
SUBJECT DATA	C
FLOOD HAZARD DETERMINATION FORM	D
STATE LICENSE	E
EXPERIENCE AND QUALIFICATIONS	F

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

EXECUTIVE SUMMARY

Name of the Property	Mark Twain Retirement Center

Location	2438 35th Avenue
Oakland, Alameda County, California 94601

Current Owner	Mark Twain Senior Community Limited Partnership

Type of Report	Summary Appraisal Report

Total Land Area	1.05 acres, or 45,738+/- square feet

Floodplain Hazard	According to FloodSource FloodScape, Flood Map Number 06001C0087G, dated August 3, 2009, the subject is zoned X, an area outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Zoning	According to the Oakland Zoning Department, the subject is zoned RM-2 and RM-4, Mixed Housing Type Residential Zone - 2 and Mixed Housing Type Residential Zone - 4. The subject is legal but non-conforming use.

Property Description	The subject is improved with four one-, two- and three-story apartment buildings containing 102 units, library, laundry facility, leasing/management office and maintenance area. The net rentable area is approximately 32,842 square feet. The unit mix is shown in the following chart:

*SRO – Single Room Occupancy

Real Estate Taxes	$15,160.26 for 2013

Parcel Number	32-2108-29; 32-2108-4; and 32-2108-5

Property Type	Apartment Complex

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Highest and Best Use	Apartment Complex

Date of Inspection	October 17, 2103

Date of Report	October 23, 2013

Sales History of Subject	According to the Alameda County Assessor’s Office, the property is owned by Mark Twain Senior Community Limited Partnership. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold.

Cost Approach	$1,820,000

Income Approach	$1,800,000

Sales Comparison Approach	Not Developed

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

CERTIFICATION

We certify that to the best of my knowledge and belief:

●	The statements of fact contained in this report are true and correct.

●	The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial and unbiased professional analyses, opinions and conclusions.

●	We have no (or the specified) present or prospective interest in the property that is the subject of this report and no (or the specified) personal interest with respect to the parties involved.

●	We have performed an appraisal on the property which is the subject of this report on September 25, 2012.

●	We have no bias with respect to the property that is the subject of the report or to the parties involved with this assignment.

●	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

●	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this appraisal.

●	Our analyses, opinions and conclusions were developed and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

●	Nicholas Lorenz inspected the interior, measured, photographed and gathered general information about subject property.

●	Nicholas Lorenz provided professional assistance by gathering subject, neighborhood and general market data.

●	Samuel L. Gill performed all analysis and provided all the reconciliations and conclusions of value contained within the appraisal.

/s/ Nicholas Lorenz
Nicholas Lorenz	Samuel L. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
CA #AG039401
October 23, 2013

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

INTRODUCTION

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

IDENTIFICATION OF THE SUBJECT PROPERTY

The property appraised is the land and improvements known as Mark Twain Retirement Center. The site is located at 2438 35th Avenue, Oakland, Alameda County, California.

LEGAL DESCRIPTION

See Addendum B.

PAST FIVE YEARS SALES HISTORY OF THE SUBJECT

According to the Alameda County Assessor’s Office, the property is owned by Mark Twain Senior Community Limited Partnership. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold..

PROPERTY RIGHTS APPRAISED

For this appraisal, I have valued the property rights inherent in the Fee Simple Estate which is defined in the definitions section of this report.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to establish a value for decision making for mortgage financing. The date of the inspection and the effective date of the value are both October 17, 2103.

FUNCTION OF THE APPRAISAL

The function of this appraisal is to aid the client in the decision-making process involved in evaluating the value of the subject property.

CLIENT

WNC & Associates, Inc.

INTENDED USERS

The intended users of the appraisal are WNC & Associates, Inc. and/or the Local General Partner.

INTENDED USE OF REPORT

This appraisal report is intended for the sole purpose of assisting the client in the decision-making process involving financing.

EXTENT OF THE INVESTIGATION (SCOPE)

As part of this appraisal, the appraiser made a number of independent investigations and analyses. The investigations undertaken and the major data sources used are as follows: City of Oakland; the Alameda County Recorder; the Alameda County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas, Ribbon Demographics; and ESRI Business Information Solutions.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

AREA AND NEIGHBORHOOD ANALYSES

Primary data was gathered pertaining to the subject neighborhood and the area during the period of October 14, 2013, to October 18, 2013. This information was analyzed and summarized in this report. Area data was obtained from the City of Oakland; the Alameda County Recorder; the Alameda County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas; Ribbon Demographics; and ESRI Business Information Solutions. The neighborhood analysis was based on the observations made by the appraiser as well as the sales in the neighborhood.

SITE DESCRIPTION AND ANALYSIS

A physical inspection of the site was made on October 17, 2103, by Nicholas Lorenz, Appraiser Trainee. The appraiser trainee inspected the interior and exterior of the property. Samuel L. Gill, 0, State Certified General Real Estate Appraiser, also viewed the exterior of the property. The inspector walked the site, physically inspected the exterior and all common areas and inspected at least one unit of each varying type. More than one of each unit type may have been inspected based on the condition, number of vacancies at the time of inspection or other mitigating factors. While inspecting the interior of each unit type, the inspector physically measured and calculated the size of differing units and considered the sizes provided by the property contact, if applicable. Based on measurements taken, the inspector determined the sizes provided by the contact were accurate. Therefore, the reported unit sizes were used in this report. The site and the street scenes were photographed and are included in this report.

IMPROVEMENT AND DESCRIPTION ANALYSES

Detailed descriptions of the site are included in this report. Interior and exterior photographs of the buildings at the subject are included in this report. Exterior photos of the rent comparables are also included in this report.

STATEMENT OF COMPETENCY

We have the knowledge and experience to complete the assignment competently based upon having completed appraisals of properties of a similar type throughout the United States for the past several years.

MARKET DATA

Market data on land sales were obtained from the subject neighborhood in Oakland and the surrounding area. Market data on improved sales and leased properties were obtained from Oakland and the surrounding area. The improved sales were obtained from parties involved with the sales. Summaries of the sales and leases are included in this report.

Attention of the reader is also directed to the assumptions and limiting conditions contained within the report.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

REASONABLE EXPOSURE TIME

In the definition of market value, one of the conditions of a “market value sale” is as follows: a reasonable time is allowed for exposure in the open market. Marketing time has a definite influence on the potential selling price of a property. To obtain a maximum selling price, a property must be exposed to a given market for a time long enough to enable most market participants to gain full knowledge of the sale and the attributes of the property.

To produce a reliable estimate of the expected normal marketing period for the subject property, the following factors were considered and findings analyzed:

1.	Historical evidence.

2.	Supply and demand relationships including vacancy and occupancy rates.

3.	Revenue and expense changes.

4.	Future market conditions.

HISTORICAL EVIDENCE

Generally, the sales in the Sales Comparison Approach were on the market for one to two years. Since current supply and demand relationships are similar to historical relationships, there is justification for some reliance on historical evidence.

SUPPLY AND DEMAND RELATIONSHIPS

A survey of apartment complexes in Oakland, California, and the surrounding area indicate that they are not owner-occupied. The Income Approach discusses similar apartment complexes in Oakland, Alameda County, California, which were leased.

REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS

A survey completed by PwC Real Estate Investor Survey indicated that the change rate of apartment complexes ranges from -2.00 to 7.00 percent, with an average of 2.69 percent for the Third Quarter of 2013. During the same period a year ago, the market rent change rate ranged from -2.00 to 10.00 percent, with an average of 2.73 percent.

The changes in expenses range from 1.00 to 3.50 percent, with an average of 2.69 percent (Third Quarter of 2013). The survey for a year ago indicated a range of expenses from 1.00 to 3.50 percent, with an average of 2.69 percent.

SUMMARY

For the purpose of this report the reasonable exposure time is estimated at one to two years based on the previous discussion and the length of time the comparables were on the market. The 2013 Third Quarter National Apartment Market Survey conducted by PwC Real Estate Investor Survey indicated a range of zero to 18 months for marketing time. In accordance with the Uniform Standards of Professional

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Appraisal Practice, special financial arrangements and related special situations were not used in estimating the value of the property. In accordance with the Uniform Standards of Professional Appraisal Practice; the appraisal was completed using the current or anticipated use of the property as an apartment complex without regard to the highest and best use.

ESTIMATED MARKETING TIME

Marketing time is similar to exposure time in that it refers to a time during which a property is marketed prior to its sale. Marketing time differs from exposure time in that it is estimated to occur after the date of value as opposed to before that date of value. This time would be measured from the date of value and would be a measure of time necessary to secure a willing buyer for the property, at a market price. Since this refers to prospective events, it is typically necessary to analyze neighborhood trends. In theory, in a market which is near equilibrium, the estimated marketing time should be equal to past trends or the reasonable exposure time. In a market, which is experiencing down turning conditions, the estimated marketing time should be greater than the reasonable exposure time. In the case of the subject property, the market for this type of facility should be similar to previous market conditions. Therefore, the estimated marketing time is estimated at one to two years.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

DEFINITION OF TERMS

Market Value

For the purpose of this report, market value is defined as follows:

The most probable price which a specified interest in real property is likely to bring under all of the following conditions:

1.	Consummation of a sale occurs as of a specified date.

2.	An open and competitive market exists for the property interest appraised.

3.	The buyer and seller are each acting prudently and knowledgeably.

4.	The price is not affected by undue stimulus.

5.	The buyer and seller are typically motivated.

6.	Both parties are acting in what they consider their best interest.

7.	Marketing efforts were adequate and a reasonable exposure time was allowed for exposure in the open market.

8.	Payment was made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

9.	The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.[1]

Investment Value

The specific value of an investment to a particular investor or class of investors based on individual requirements; as distinguished from market value, which is impersonal and detached.2 Investment value of the leased fee estate is determined utilizing the subject’s contract rents, historical and projected subject expenses and an overall capitalization rate based on the subject’s mortgage terms.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

1The Appraisal of Real Estate, 13th ed.

2Appraisal Institute, Dictionary of Real Estate Appraisal, Fifth Edition

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Leasehold Estate

The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Replacement Cost

The estimated cost to construct, at current prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

Reproduction Cost

The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout and quality of workmanship and embodying all the deficiencies, superadequacies and obsolescence of the subject building.

Contract Rent

The actual rental income specified in a lease.

Market Rent

The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

Excess Rent

The amount by which contract rent exceeds market rent at the time of the appraisal; created by a lease favorable to the landlord (lessor) and may reflect a locational advantage, unusual management, unknowledgeable parties or a lease execution in an earlier, stronger rental market.

Percentage Rent

Rental income received in accordance with the terms of a percentage lease; typically derived from retail store tenants on the basis of a certain percentage of their retail sales.

Overage Rent

The percentage rent paid over and above the guaranteed minimum rent or base rent; calculated as a percentage of sales in excess of a specified break-even sales volume.

Special Purpose Property

A limited market property with a unique physical design, special construction materials, or layout that restricts its utility to the use for which it was built; also called special-design property.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS

1. Limit of Liability

The liability of Gill Group, employees and subcontractors is limited to the client. There is no accountability, obligation or liability to any third party. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussions. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property. Possession of this or any copy thereof does not carry with it the right of publication nor may it be used for other than its intended use; the physical report(s) remain the property of the appraiser for the use of the client, the fee being for the analytical services only. This appraisal report is prepared for the sole and exclusive use of the client to assist with the mortgage lending decision.

2. Copies, Publications, Distribution, Use of Report

The client may distribute copies of the appraisal report in its entirety to such third parties as he may select; however, selected portions of this appraisal report shall not be given to third parties without the prior written consent of the signatories of this appraisal report. Neither all nor any part of this appraisal report shall be disseminated to the general public for the use of advertising media, public relations, news, sales or other media for public communication without prior written consent of the appraiser.

3. Confidentiality

This appraisal is to be used only in its entirety. All conclusions and opinions of the analyses set forth in the report were prepared by the Appraiser(s) whose signature(s) appear on the appraisal report unless indicated as “Review Appraiser”. No change of any item in the report shall be made by anyone other than the Appraiser and/or officer of the firm. The Appraiser and the firm shall have no responsibility if any such unauthorized change is made.

The Appraiser may not divulge the material (evaluation) contents of the report, analytical findings or conclusions or give a copy of the report to anyone other than the client or his designee as specified in writing except by a court of law or body with the power of subpoena.

4. Copyright Law and Trade Secrets

This document is protected from unauthorized use or reproduction by the federal copyright laws of the United States of America. Any unauthorized reproduction, either in part or in whole, will warrant prosecution to the fullest extent of the law.

This appraisal was obtained from Gill Group, related companies and/or individuals or related independent contractors and consists of “trade secrets and commercial or financial information” which is privileged and confidential and exempted from disclosure under 5 U.S.C. 1232 (b) (4). Notify the appraiser(s) signing the report of any request to reproduce this appraisal in whole or part.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

5. Information Used

No responsibility is assumed for accuracy of information furnished by or from others, the client, his designee or public records. I am not liable for such information or the work of possible subcontractors. Be advised that some of the people associated with the consultant and possibly signing the report are independent contractors. The comparable data relied upon in this report have been confirmed with one or more parties familiar with the transaction or from affidavit or other source thought reasonable; all are considered appropriate for inclusion to the best of my factual judgment and knowledge. An impractical and uneconomic expenditure of time would be required in attempting to furnish unimpeachable verification in all instances, particularly as to engineering and market-related information. It is suggested that the client consider independent verification within these categories as a prerequisite to any transaction involving sale, lease or other significant commitment of subject property and that such verification be performed by the appropriate specialists.

6. Testimony, Consultation, Completion of Contract for Appraisal Services

The contract for appraisal, consultation or analytical service is fulfilled and the total fee payable upon completion of the report. The appraiser(s) or those assisting in preparation of the report will not be asked or required to give testimony in court or hearing because of having made the appraisal, in full or in part, nor engage in post-appraisal consultation with client or third parties except under separate and special arrangement and at additional fee. If testimony or deposition is required because of any subpoena issued on the behalf of the client, then the client shall be responsible for any additional time fees and changes.

7. Exhibits

The sketches and maps in this report are included to assist the reader in visualizing the property and are not necessarily to scale. Various photos, if any, are included for the same purpose as of the date of the photos. Site plans are not surveys unless shown as being prepared by a professional surveyor.

8. Legal, Engineering, Financial, Structural or Mechanical Nature Hidden Components, Soil

No responsibility is assumed for matters legal in character or nature or matters of survey or of any architectural, structural, mechanical or engineering nature. The title to the property is good and marketable. No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. The use of the land and improvements is confined within the boundaries or property lines of the property described.

The property is appraised as if free and clear unless otherwise stated in particular parts of the report. The legal description is assumed to be correct as used in this report as furnished by the client, his designee or as derived by the appraiser.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Please note that no advice is given regarding mechanical equipment or structural integrity or adequacy nor soils and potential for settlement, drainage, etc., (seek assistance from qualified architect and/or engineer) nor matters concerning liens, title status and legal marketability (seek legal assistance). The lender and owner should inspect the property before any disbursement of funds; further, it is likely that the lender or owner may wish to require mechanical or structural inspections by qualified and licensed contractor, civil or structural engineer, architect or other expert.

The appraiser has inspected, as far as possible by observation, the land and the improvements; however, it was not possible to personally observe conditions beneath the soil or hidden structural or other components. I have not critically inspected mechanical components within the improvements, and no representations are made therein as to these matters unless specifically stated conditions that would cause a loss of value. The land or the soil of the area being appraised appears firm; however, subsidence in the area is unknown. The appraiser(s) do not warrant against this condition or occurrence of problems arising from soil conditions.

The appraisal is based on there being no hidden unapparent or apparent conditions of the property site subsoil or structures or toxic materials which would render it more or less valuable. No responsibility is assumed for any such conditions or for any expertise or engineering to discover them.

All mechanical components are assumed to be in operable condition and status standard for properties of the subject type. Conditions of heating, cooling ventilation, electrical and plumbing equipment are considered to be commensurate with the condition of the balance of the improvements unless otherwise stated. No judgment is made as to adequacy of insulation, type of insulation or energy efficiency of the improvements or equipment.

If the Appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranties are made concerning obtaining the above-mentioned items.

The Appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An Agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

9. Legality of Use

The appraisal is based on the premise that there is full compliance with all applicable federal, state and local environmental regulations and laws unless otherwise stated in the report and that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

otherwise stated in the report; further, it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.

10. Component Values

The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.

11. Auxiliary and Related Studies

No environmental or impact studies, special market study or analysis, highest and best use analysis study or feasibility study has been requested or made unless otherwise specified in an agreement for services or in the report. The appraiser reserves the unlimited right to alter, amend, revise or rescind any of the statements, findings, opinions, values, estimations or conclusions upon any subsequent such study or analysis or previous study or factual information as to market or subject or analysis subsequently becoming known to him.

12. Dollar Values, Purchasing Power

The market value estimated and the costs used are as of the date of the estimate of value. All dollar amounts are based on the purchasing power and price of the value estimate.

13. Inclusions

Furnishings and equipment or personal property or business operations except as specifically indicated and typically considered as part of real estate have been disregarded with only the real estate being considered in the value estimate unless otherwise stated. In some property types business and real estate interests and values are combined.

14. Proposed Improvements, Conditioned Value

Improvements proposed, if any, on or off-site as well as any repairs required are considered, for purposes of this appraisal, to be completed in good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.

15. Value Change, Dynamic Market, Influences

The estimated market value is subject to change with market changes over time; value is highly related to exposure, time, promotional effort, terms, motivation and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property physically and economically in the marketplace.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

In cases of appraisals involving the capitalization of income benefits, the estimate of market value or investment value or value in use is a reflection of such benefits and appraiser’s interpretation of income, yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are thus subject to change as the market and value are naturally dynamic.

The “Estimate of Market Value” in the appraisal report is not based in whole or in part upon the race, color or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

The Appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

16. Management of the Property

It is assumed that the property which is the subject of this report will be under prudent and competent ownership and management neither inefficient nor super-efficient.

17. Fee

The fee for this appraisal or study is for the service rendered and not for the time spent on the physical report.

18. Authentic Copies

The authentic copies of this report are signed originals. Any copy that does not have the above is unauthorized and may have been altered.

19. Insulation and Toxic Materials

Unless otherwise stated in this report, the appraiser(s) signing this report have no knowledge concerning the presence or absence of toxic materials, asbestos and/or urea-formaldehyde foam insulation in existing improvements; if such is present, the value of the property may be adversely affected and reappraisal an additional cost necessary to estimate the effects of such.

20. Hypothetical Conditions

There are no hypothetical conditions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

21. Extraordinary Assumptions

There are no extraordinary assumptions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

22. Americans with Disabilities Act (ADA)

The Americans with Disabilities Act (ADA) became effective January 26, 1992, as to the removal of barriers in existing public accommodations. The ADA applies to alterations of existing public accommodations or commercial facilities or places of public accommodation designed for first occupancy after January 26, 1993. A compliance survey of the subject property has not been conducted to determine if it conforms to the various requirements of the ADA. A compliance survey of the property, in conjunction with a detailed study of the ADA requirements, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this could have a negative effect on the value of the property. Since I am not qualified to determine if the subject property complies with the various ADA regulations, I did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

23. Review

Unless otherwise noted herein, the review appraiser has reviewed the report only as to general appropriateness of technique and format and has not necessarily inspected the subject or market comparable properties.

The appraiser(s) and/or associates of Gill Group reserve the right to alter statements, analyses, conclusions or any value estimate in the appraisal if there becomes known to them facts pertinent to the appraisal process which were unknown to Gill Group when the report was finished.

Acceptance Of and/or Use of This Appraisal Report

Constitutes Acceptance of the Above Conditions

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

DESCRIPTIVE SECTION

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

REGIONAL AND AREA DATA

The following data on the City of Oakland and Alameda County are included to give the reader an insight into the social, economic, governmental and environmental factors which provide the setting and ultimate stability for the subject neighborhood and the property which is the subject of this appraisal. The various social, economic, governmental and environmental factors within any locality are the underlying forces which create, modify or destroy real property values.

Location

The City of Oakland is located in Alameda County in the western portion of the State of California. The City of Oakland is located in the northern portion of Alameda County, California. The city is approximately 11 miles east of San Francisco; 26 miles south of Vallejo; 42 miles north of San Jose; and 72 miles west of Stockton.

Utilities

The East Bay Municipal Utility District provides water and sewer services to the residents. Electricity is provided by Pacific Gas and Electric Company, and gas is provided by Pacific Gas and Electric Company.

Population

The population for the City of Oakland in 2010, according to the U.S. Census Bureau, was 390,724. There were 153,791 total households, with 90,649 renter-occupied households. The rental vacancy rate was 8.5 percent. The population for Alameda County in 2010 was 1,510,271, with 545,138 total households. The number of renter-occupied households was 253,896 and the rental vacancy rate was 6.4 percent. The population for the State of California in 2010 was 37,253,956, with 12,577,498 total households. The number of renter-occupied households was 5,542,127. The rental vacancy rate for the State of California was 6.3 percent.

Transportation

Major highways in the area include Interstates 80, 580, 880 and 980. Airports serving the area include Oakland International Airport.

Employment Factors

The average total civilian labor force in 2000 for the City of Oakland, according to the United States Bureau of Labor Statistics, was 197,929, with 186,762 employed and 11,167 unemployed. The unemployment rate was 5.6 percent. The 2010 labor force statistics showed a civilian labor force of 204,921, with 170,315 employed. The number unemployed was 34,606. The unemployment rate was 16.9 percent. Preliminary estimates for July 2013 for the city showed a civilian labor force of 205,849, with 181,433 employed. There were 24,416 unemployed and the unemployment rate was 11.9 percent.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

The average total civilian labor force in 2000 for Alameda County, according to the United States Bureau of Labor Statistics, was 769,061, with 741,331 employed and 27,730 unemployed. The unemployment rate was 3.6 percent. The 2010 labor force statistics showed a civilian labor force of 761,978, with 676,047 employed. The number unemployed was 85,931. The unemployment rate was 11.3 percent. Preliminary estimates for July 2013 for the county showed a civilian labor force of 780,805, with 720,177 employed. There were 60,628 unemployed and the unemployment rate was 7.8 percent.

The average civilian labor force for 2000 for the State of California was 16,857,578, with 16,024,341 employed. The number unemployed, according to the U.S. Bureau of Labor Statistics, was 833,237, for a 4.9 percent unemployment rate. The average for 2010 showed 18,330,538 for the total civilian labor force for the state and 16,063,550 employed. The number unemployed was 2,266,988, and the unemployment rate was 12.4 percent. Preliminary estimates for July 2013 for the state showed 18,692,398 for the total civilian labor force for the state and 16,947,100 employed. The number unemployed was 1,745,298, and the unemployment rate was 9.3 percent.

Major employers, industry and number of employees in the area are listed below:

Summary and Conclusions

The City of Oakland is located in Alameda County in the western portion of California. The economic outlook for future growth and development appears to be stable.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

City of Oakland

El Cerrito
Kensington
Albany State Marine Reserve
Albany
Berkeley
Eastshore State Park
EASTSHORE FWY
SAN PABLO AVE
Emeryville Crescent State Marine Reserve
Emeryville
Orinda
Lafayette
Rheem Valley
TUNNEL RD
Moraga
Canyon
Piedmont
WARREN FWY
Redwood Regional Park
Oakland Army Terminal
Oakland
U S Naval Supply Center
Alameda NAS /Nimitz Field/
Alameda Naval Air Station
Alameda NAS
Alameda Reserve Shipyard
Coast Guard Alameda Base
Naval Reserve Shipyard
CENTRAL AVE
Alameda Memorial State Beach
Alameda
BAY FARM ISLAND BRG
INTERNATIONAL BLVD
Knowland State Arboretum And Park
Martin Luther King Jr Shoreline
NIMITZ FWY
San Leandro
San Francisco Bay
Metropolitan Oakland Intl
80
580
880
980
238
24
17
13
123
61
77
185
260
112
MN (13.9° E)
mi
0
1
2
3
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DELORME

Data use subject to license.

© DeLorme. DeLorme Street Atlas USA® 2013.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

NEIGHBORHOOD DATA

Location

The subject property is located in the southeastern portion of the City of Oakland, California. The neighborhood has average attractiveness and appeal. The neighborhood is bound by Brookdale Avenue and 35th Avenue to the north; by 38th Avenue to the east; by Carrington Street, Carrington Way, 35th Avenue, Salisbury Street, 34th Avenue and Paxton Avenue to the south; and by Coolidge Avenue to the west.

Access

The neighborhood is accessed by Brookdale Avenue, 35th Avenue, 38th Avenue, Carrington Street, Carrington Way, Salisbury Street, 34th Avenue, Paxton Avenue and Coolidge Avenue. There are additional roads running north to south and west to east that provide access to the neighborhood as well. Street widths and patterns appear to be adequate for the surrounding uses.

Proximity to Services

There are several services located within the neighborhood. Restaurants in the neighborhood include Jimenex Bills Piedad, Burger King, Jin Sing Restaurant, Vientian Café, Jordon’s Cullinary Creations, Pizza Guys, Mi Grullense Restaurant, China Pack Kitchen, Pizza Hut, KFC, Sunny Side Grill, Shulars BBQ and Soul Food, Las Palmas Super Burrito, Judy’s Burger, Mama Rosa’s Pizza, Chopstick, Fortune Cookie 2, Fortune Restaurant, Tamales Mi Lupitas, Los Arcos Taqueria, Taqueria Campos, Taqueria Reynoso, Buen Apetto Restaurant, Taqueria Durango, El Grano De Oro, China Gourmet, Lucky 37 Filipino, El Taco Zamorano Restaurant, Kelly’s Kafe, Wing’s Daily Kitchen, El Gran Taquito Taqueria, Pizza City, Tu Tienda Azteca, Las Adelitas Restaurant, Taco Bell, King Kong BBQ Restaurant, Domino’s, World Ground Cafe, Full House Cafe, Miliki, Gerardo’s Mexican Restaurant, Fountain Garden Seafood Restaurant, Subway, Fish and Chips Chicken Stop, China Express, Taqueria La Mejor, Phnom Penh Restaurant, Dick’s Donuts, Laurel Lounge, Cafe 3016, Wing Wah Chinese Restaurant, Diamond Market, Louisiana Fried Chicken, Lucky Donut, Cafe of the Bay Espresso, Bay Cafe, Yummie Fast Food and Chopstick Express. Houses of worship in the neighborhood include Iglesia Ni Cristo, Jehovah’s Witnesses-Fruitvale, Christian Cathedral Church, Mercy Ministries, Church of the Living God, True Buddha Vijaya Temple, Christian Church Homes, His Gospel Christian Fellowship, Bay Apostolic Church, Martin Luther King Church, Greek Assembly of God Church, Bible’s Way Church of God in Christ, El Monte Sinai, Better Life Ministries, Miracles-Faith Community Church, Grace Chapel Foursquare Church, Debre Selam Iyesus, Fruitvalue Christian Church, High Street Presbyterian Church, Iglesia Presbyterian Hispana, United Presbiterian Church, Iglesia Presbiteriana Hispana, United Presbyterian Church, The Miraculous Foundation, St. Jarlath’s Church, Southern Baptist-Praise Temple Baptist, Chi Shing Buddhist Temple, Cornerstone Missionary Baptist, Imani Community Church, Church of God, Iglesia De Dios, Dominion Life Christian Center, St Elizabeth Church, Fruitvale Presbyterian Church, Pkong Temple, Oakland Chinese Christian Church, Baha’i Faith Oakland, Laurel United Methodist Church and Church of

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Jesus Christ of Latter-Day Saints. Schools in the area include Life Academy, Allendale Elementary School, Simmions Middle School and Jefferson Elementary School. Other services in the neighborhood include Fruitvale Avenue Pharmacy, Walgreens, Lucky Supermarkets, CSV Pharmacy, High Street Pharmacy, Queen of Sheba Market, Noriega Food Market, S & S Market, Jalos Market, Rene’s Oriental Market, Mid Town Food Peace Grocery, Family Foods Market, Super Giant, Black & White Market, Island Market, A & R Market, Mi Ranchito Market, School Street Market, Prime Time Nutrition, Lastralla Market, La Finca Tortilleria, Almehen Rancho Market, All Green Produce, Oaktown Market, California Market, Farmer Joe’s Marketplace, Mi Carnal, Food Mill, Max Value, Melrose Public Library and Oakland Fire Department. The closest hospital, Alameda County Medical Center, is located approximately 1.4 miles from the subject.

Adverse Influences

There are no major adverse influences or hazards observed or known by the appraiser in the immediate surrounding area.

Utilities

Utilities generally available in the neighborhood include water, electricity, sewer and telephone.

Land Use Pattern

The neighborhood is a mixture of single-family residences, multifamily residences and commercial properties and is approximately 100 percent built up. The neighborhood is primarily single-family residences which make up approximately 80 percent of the land use. Multifamily residences make up approximately 15 percent of the land use. Commercial properties make up approximately five percent of the land use. The area is mostly urban.

Neighborhood Characteristics

Most of the properties in the neighborhood maintain an acceptable level of property maintenance and condition. The ages of buildings in the area generally range from 10 to 105 years. The subject neighborhood is in average condition with average appeal. There are no rent controls affecting the marketability of the subject.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Neighboring Property Use

Single-family residences are located to the north, south and east of the subject, and single-family residences and multifamily residences is located to the west.

Analysis/Comments

In conclusion, the subject property is located in the southeastern portion of the City of Oakland, California. The subject is considered to be compatible with the adjacent properties.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Subject Neighborhood

Subject
Mark Twain Retirement Center
2438 35th Avenue
Oakland, California 94601
NICOL AVE
H & V Trucking
FRUITVALE AVE
EVELYN CT
BROOKDALE AVE
CAPP ST
CUTHBERT AVE
COOLIDGE AVE
PLEITNER AVE
CURRAN AVE
MAPLE AVE
ARKANSAS ST
SUTER ST
LAUREL AVE
WARD LN
BERLIN WAY
E 29TH ST
SUNSET AVE
ATWELL AVE
BONA ST
DEERING ST
DEERING CT
Peralta Creek
HUMBOLDT AVE
BARTLETT ST
PENNIMAN AVE
35TH AVE
HAGEMAN AVE
Rajinder Sull ConocoPhillips
China Pack Kitchen
LYNDE ST
E 27TH ST
PRENTISS ST
HENRIETTA ST
DAVIS ST
Peralta Hacienda Park
OCTAVIA ST
ALLENDALE AVE
ABBEY ST
SHORT ST
Allendale
Patten University
ORCHID ST
34TH AVE
SALISBURY ST
PAXTON AVE
LYON AVE
MEADOW ST
NEVIL ST
VIOLA ST
38TH AVE
Vientian Cafe
GALINDO ST
CUSTER ST
GRAY ST
HARRINGTON AVE
39TH AVE
WALNUT ST
Cleophas Elohy
HARPER ST
BAXTER ST
SANTA RITA ST
AQUA VISTA ST
EASTMAN AVE
ALEXANDER CT
CARRINGTON WAY
36TH AVE
Brookdale Park
CROSBY AVE
CARRINGTON ST
40TH AVE
ROSEDALE AVE
HIGH ST
Taqueria Durango
Mama Rosa's Pizza
41ST AVE
FAIRFAX AVE
Taqueria Campos
24
MN (13.9° E)
0 200 400 600 800 1000 ft
Data Zoom 14-7

DELORME
Data use subject to license.
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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

DEFINING THE MARKET AREA

The market area for the subject is defined as 4062.01, 4062.02, 4063.00, 4064.00, 4065.00, 4066.01, 4066.02, 4070.00, 4071.01, 4071.02, 4072.00, 4074.00, 4075.00, 4076.00, 4077.00 and 4078.00. The market area has the following boundaries: Interstate 580, Fruitvale Avenue, MacArthur Boulevard and High Street to the north; Seminary Avenue to the east; International Boulevard to the south; and 23rd Avenue to the west.

Surveying existing apartment complexes helps to show what the competition is offering. Vacancy rates are an indicator of current market strength. In a field survey, an attempt is made to survey 100 percent of all units in the market area. This is not always possible. There are several apartments in the market area. Information was gathered through interviews with owners and managers and through field inspection. These sources appear to be reliable, but it is impossible to authenticate all data. The appraiser does not guarantee this data and assumes no liability for any errors in fact, analysis or judgment.

The field/phone survey was conducted in October 2013. In addition to the subject, eight comparable affordable housing properties were surveyed. Of the 536 units surveyed, 14 were vacant. Of the apartments surveyed, an overall vacancy rate of three percent was estimated for affordable housing apartments. The subject is currently 87 percent occupied with 13 vacant units. After considering the vacancy rates of existing properties as well as the current vacancy rate at the subject, a five percent vacancy factor was determined for the subject.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

SUBJECT DESCRIPTION

The area of the site and the site dimensions are based on the building plans provided by the Alameda County Assessor’s Office.

Total Land Area	1.05 acres, or 45,738+/- square feet

Shape/Dimensions	Irregular-shaped

Access & Exposure	The subject property is located on 35th Avenue. The site is at or near pavement grade with 35th Avenue. The site has ingress and egress on 35th Avenue.

Topography/Drainage	The site is nearly level. A water detention area is not located on the site. No adverse soil conditions are known in the area which would prevent development.

Flood Plain	According to FloodSource FloodScape, Flood Map Number 06001C0087G, dated August 3, 2009, the subject is zoned X, an area outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Environmental Issues	The appraisers are not qualified to determine whether or not hazards exist. A copy of a Phase I Environmental Site Assessment was not provided to the appraisers with this assignment. No environmental hazards were observed on the site on the date of the inspection.

Encroachments	No encroachments were observed. A survey was not provided with this assignment. The appraisers are not qualified to determine whether or not the adjacent properties encroach on the subject site.

Easements	Typical utility easements that are not adverse to the site’s development run on the property. A title insurance report was not provided to the appraisers with this assignment. No significant easements are known.

Site Ratios	There is limited room for expansion of the existing facility as the current buildings occupied the majority of the site. The size of the buildings when compared to the total lot size does not preclude expansion of the facility and, therefore, does not negatively affect the estimated market value of the subject. The site coverage ratio indicates the available land around the buildings has been utilized at the subject to preclude a “cramped” feel to the property.

Utilities	Water, sewer and electricity are provided by city utilities along the site boundaries. These services appear to be adequate for commercial use

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Zoning	According to the Oakland Zoning Department, the subject is zoned RM-2 and RM-4, Mixed Housing Type Residential Zone - 2 and Mixed Housing Type Residential Zone - 4. The subject is legal but non-conforming use. Permitted uses include the following: one-family dwelling, one-family dwelling with secondary unit, two-family dwelling, enclosed nonresidential, open nonresidential, sidewalk café, residential signs, special signs, development signs, realty signs, civic signs and business signs. It appears there is no conflict between the subject property and the zoning ordinances provided by the City of Oakland. Since there are no obvious conflicts between the subject property and the zoning of the property, there is no negative impact on the market value by the zoning classification

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Mark Twain Retirement Center

DEERING ST
Peralta Creek
DEERING CT
HUMBOLDT AVE
Peralta Creek
BARTLETT ST
HENRIETTA ST
DEERING ST
LYNDE ST
OCTAVIA ST
BROOKDALE AVE
35TH AVE
HUMBOLDT AVE
Subject
Mark Twain Retirement Center
2438 35th Avenue
Oakland, California 94601
LYON AVE
BARTLETT ST
NEVIL ST
MEADOW ST
DAVIS ST
CUSTER ST
35TH AVE
GRAY ST
38TH AVE
BAXTER ST
AQUA VISTA ST
HARRINGTON AVE
SANTA RITA ST
MN (13.9° E)
0 100 200 300 400 500 ft
Data Zoom 15-7

DeLORME
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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

IMPROVEMENT DESCRIPTION

Number of Buildings	The subject contains four one-, two- and three-story apartment buildings containing 102 units, library, laundry facility, leasing/management office and maintenance area.
Net Rentable Building Area	32,842 square feet
Year Built/Year Renovated	1910’s, 1957 and 1980’s
Building Construction	Stucco and concrete block exterior, concrete slab floors, average quality construction, average condition
Economic Life	55 Years
Effective Age	30 Years

The subject property is improved with four one-, two- and three-story apartment buildings containing 102 units, library, laundry facility, leasing/management office and maintenance area. The subject property was constructed in 1910’s, 1957 and 1980’s. The net rentable area for the property is approximately 32,842 square feet. The following table shows the unit mix for the subject property.

The subject is classified as Average Class D Multiple Residences, according to Marshall & Swift Valuation Service. The property has an effective age of 30 years and a total economic life expectancy of 55 years.

The units contain one or more bedroom(s), bath, living area, kitchen and dining area. The units contain range/oven, refrigerator, carpet (some), tile, hardwood (some), blinds, ceiling fans, coat closet and safety bars (some). Project amenities include laundry facility, on-site management, on-site maintenance, intercom/electronic entry, limited access gate, perimeter fencing, video surveillance and library. The subject also contains asphalt paving and parking areas and six covered parking spaces.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Heating is central gas and electric, and there is no cooling. Cooking is gas and electric, and hot water is gas. Landlord provided utilities include water, sewer and trash. At the time of inspection the property was 87 percent occupied, with 13 vacant units. The contact for the property is Sophia Brinston. The telephone number for the subject is 510-261-4760.

The subject is 100 percent Low Income Housing Tax Credit with 22 units receiving project based Section 8 and one unit containing a Section 8 voucher. The unit types, rents, utility allowances and square footage for the units are shown in the table below:

CONSTRUCTION SUMMARY

Foundation	Concrete Slab on Grade
Construction	Wood Frame
Exterior Walls	Stucco and Concrete Block
Floors	Carpet/Vinyl/Hardwood
Roof	Asphalt Shingle

UTILITIES
Heat	Gas and Electric
Cooling	None
Cooking	Gas and Electric
Hot Water	Gas

APPEAL
Landscaping	Grass, Trees, Shrubs

Age, Life and Condition

The improvements are of average quality construction and in average condition. The buildings are in average condition overall. The buildings are classified as Average Class D Multiple Residences, according to the Marshall & Swift Cost Manual. Based on the life expectancy tables found in the Marshall & Swift Cost Manual, the economic life of the building is approximately 55 years. The subject property shows little to no deferred maintenance. Therefore, the effective age is 30 years.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Sign

View of Front

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Front

View of Side

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Rear

View of Rear

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of SRO Unit A

View of SRO Unit Bath

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of SRO Unit Kitchen

View of SRO Unit B

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of SRO Unit B Bath

View of Living Area – Studio Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Kitchen – Studio Unit

View of Bath – Studio Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Living Area – One-Bedroom Unit

View of Kitchen – One-Bedroom Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Bedroom – One-Bedroom Unit

View of Bath – One-Bedroom Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Living Area – Two-Bedroom Unit

View of Kitchen – Two-Bedroom Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Bedroom – Two-Bedroom Unit

View of Bath – Two-Bedroom Unit

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Elevator

View of Laundry Facility

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Library

View of Maintenance Area

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Intercom/Electronic Entry

View of Limited Access Gate

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

View of Street - West

View of Street - East

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

ASSESSMENTS AND CURRENT REAL ESTATE TAXES

According to the Alameda County Treasurer’s Office, the 2013 real estate taxes for the subject are $15,160.26. The total assessed value of the subject is $1,878,412. The parcel number for the subject is 32-2108-29; 32-2108-4; and 32-2108-5. Properties are assessed at 100 percent of the appraised value. The tax rate for the subject is $0.00 per $1,000 of assessed value. The taxes have been paid.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

HIGHEST AND BEST USE ANALYSIS

Highest and Best Use is defined in The Dictionary of Real Estate Appraisal, sponsored by the Appraisal Institute (Fifth Edition 2010), as the following:

The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value.

Implied in this definition is that the determination of highest and best use takes into account the contribution of specific use to the community and community development goals as well as the benefits of that use to individual property owners. Hence, in certain situations, the highest and best use of land may be for parks, greenbelt, preservation, conservation, wildlife habitat, etc.

In determining the highest and best use of the subject property, careful consideration was given to the economic, legal, and social factors which motivate investors to develop, own, buy, sell and lease real estate.

There are four criteria that are used in evaluating the highest and best use of a property. The highest and best must be as follows:

1. Physically Possible

2. Legally Permissible

3. Financially Feasible

4. Maximally Productive

The four criteria are applied in sequential order. The selection of uses is narrowed through the consideration of each criterion, so that by the time the last criterion is applied, only a single use is indicated. Hence, a property often will have numerous uses which are physically possible, a lesser number which are both physically possible and legally permissible; fewer still which are physically possible, legally permissible and financially feasible; and only a single use which meets all four criteria.

In addition to the preceding four criteria, the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation further indicate that the following items must be considered as they relate to the use and value of the property:

1. Existing land use regulations

2. Reasonably probable modifications of such regulations

3. Economic demand

4. The physical adaptability of the property

5. Neighborhood trends

The previous sections of this report were used to render a judgment as to the highest and best use of the site as though vacant and as though improved.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Highest and Best Use as though Vacant

Highest and best use of land or a site as though vacant assumes that a parcel of land is vacant or can be made vacant by demolishing any improvements. With this assumption, uses that create value can be identified, and the appraiser can begin to select comparable properties and estimate land value. The questions to be answered in this analysis are as follows:

If the land is, or were, vacant, what use should be made of it?

What type of building or improvement, if any, should be constructed on the land and when?2

Physically Possible Use as Vacant

The first constraint imposed on the possible use of the property is dictated by the physical aspects of the site itself. The size and location within a given block are the most important determinants of value. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development. The size of the parcel, considered within the provisions of the zoning, has considerable influence on its ultimate development.

The key determinant in developing a site is the permitted size of the project. More land permits higher density development, higher floor to area ratios (FAR), etc. the total number of square feet allowed for a building structure tends to rise in proportion to the size of the lot. Location is important when considering a site’s proximity to open plazas, office trade areas, work force areas, public transportation, major highways (access/visibility), etc.

As noted in the Site Data section of this report, the subject site has a land area of 1.05 acres. Topographically, the site is nearly level. The subject is not located in a flood hazard area. No subsoil or drainage conditions are known that would adversely affect the development of the site. Public utilities available to the subject include electricity, water, sewer and telephone. The size of the subject and the adjacent properties suggest a number of possible uses for the subject site.

LEGALLY PERMISSIBLE USE AS VACANT

Legal restrictions, as they apply to the subject property, are of two types, private restrictions (deed restriction easements) and public restrictions, namely zoning. No information regarding private restrictions affecting title was provided with this assignment other than those mentioned below. It is assumed that only common restrictions (i.e. utility easements, etc.) are applicable and are not of any consequence to the development of this site.

2 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 310.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

FINANCIALLY FEASIBLE USE AS VACANT

After the discussion of the physically possible and legally permissible uses for the site as vacant, the adjacent property uses suggest that the possibilities for the subject have been narrowed to multifamily development.

MAXIMALLY PRODUCTIVE AS VACANT

Based on the analysis of the previous elements, it is reasonable to assume, if the site were vacant and available for development on the date of valuation, the highest and best use would be for multifamily development, most likely a multifamily use which could produce a higher return.

HIGHEST AND BEST USE AS IMPROVED

Highest and best use of a property as improved pertains to the use that should be made of an improved property in light of its improvements. The use that maximizes an investment property’s value, consistent with the long-term rate of return and associated risk, is its highest and best use as improved.3

This part of highest and best use analysis is structured to answer the following problems:

1. Should the building be maintained as is?

2. Should the building be renovated, expanded, or demolished?

3. Should the building be replaced with a different type or intensity of use?

PHYSICALLY POSSIBLE AS IMPROVED

The subject site supports an existing multifamily development containing a net rentable area of approximately 42,270 square feet. The subject does suffer from external obsolescence due to restricted rents. The subject is in average condition.

LEGALLY PERMISSIBLE AS IMPROVED

Based on the adjacent property uses and the zoning restrictions for the subject, the highest and best use of the subject site is considered to be a multifamily facility. The configuration of the improvements is not in violation of any known regulations and is considered to be a compatible use with the adjacent commercial and residential properties.

3 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 315

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

FINANCIALLY FEASIBLE AS IMPROVED

The third factor that must be considered is the economical feasibility of the types of uses that are physically and legally permissible. Based on the data presented in the Income Approach section of this report, the existing improvements appear to be capable to produce an adequate return to be financially feasible as they exist.

MAXIMALLY PRODUCTIVE AS IMPROVED

Considering the previous discussions, the existing improvements are physically possible, legally permissible and financially feasible. There currently is no alternative legal use that could economically justify razing the existing improvement or significantly changing their use. Based on the foregoing analysis, it is my opinion that the maximally productive use of the property is as a multifamily development.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

APPRAISAL PROCEDURES

In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach

The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach

The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. According to Uniform Standards of Professional Appraisal Practice Standard 2, the Sales Comparison Approach is not necessary to produce a credible appraisal. It is not necessary as the property is being valued subject to its restricted rents. Therefore, the sales comparison approach has not been developed. The subject is a Section 8 and Low Income Housing Tax Credit property. There are very few similar operating properties in the market area and none that could be confirmed as having sold within the past five years. Research for sales comparables similar to the subject was conducted with local realtors, MLS and www.loopnet.com and none could be confirmed. Each appraisal must produce a fair market value supported by the reconciliation of the cost, income and direct sales comparison approaches. The sales comparison approach was deemed not reliable for analyzing the subject property’s investment value and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

In preparing this appraisal, the appraiser inspected the subject property and analyzed historic operating data for the subject. A Cost Approach was used to determine the effective age and economic life of the proposed development. Furthermore, I gathered information on competitive properties in the region for comparable improved rentals and operating expenses. Lastly, comparable sales were gathered primarily for their use as overall rate indicators. This information was applied in the Income Capitalization Approach. The application of each measure of value is discussed further in appropriate sections of this report.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

VALUATION SECTION

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

COST APPROACH

The Cost Approach is a method in which the value of a property is derived by estimating the replacement cost of the improvements, deducting the estimated depreciation, and adding the market value of the land.

The first Step in the Cost Approach is to estimate the value of the subject site.

SITE VALUE

The comparison method is the most common way of developing a market value estimate for land. In the comparison method, sales of vacant land comparable to the subject property are gathered and analyzed. Ideally, such vacant sales are close in time and proximity to the subject property.

The sales prices are adjusted for time, location, physical characteristics, and other relevant variations. The adjusted prices are reduced to some common unit of comparison and conclude a unit value applicable to the subject property. This unit value, when applied to the appropriate unit measure, results in an estimate of market value for land.

An investigation revealed several sales of similar sites in the subject’s neighborhood. The comparables found are summarized on the following pages.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Land Comparable 1

Transaction			
Address	Westover Drive	**Date**	10/17/2011
City	Oakland	**Price**	$55,000
County	Alameda	**Acre Unit Price**	$196,429
State	California	**Financing**	Conventional
Zip	94603	**Property Rights**	Fee Simple
Grantor	Wells Fargo Bank	**Verification Source**	Assessor
Grantee	American Equity Funding Inc	**Conditions of Sale**	Normal
Site			
Acres	0.28	**Topography**	Nearly Level
Land SF	12,197	**Zoning**	RH-4
Utilities	E, G, W, S	**Road Frontage**	Westover Drive
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 2

Transaction			
Address	Skyline Boulevard	**Date**	12/2/2011
City	Oakland	**Price**	$27,000
County	Alameda	**Acre Unit Price**	$180,000
State	California	**Financing**	Conventional
Zip	94603	**Property Rights**	Fee Simple
Grantor	Bernice S Straub	**Verification Source**	Assessor
Grantee	Geoffrey S Cleak	**Conditions of Sale**	Normal
Site			
Acres	0.15	**Topography**	Nearly Level
Land SF	6,534	**Zoning**	RH-4/S-10/S-11
Utilities	E, G, W, S	**Road Frontage**	Skyline Boulevard
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 3

Transaction			
Address	7894 Ney Avenue	**Date**	10/30/2012
City	Oakland	**Price**	$40,500
County	Alameda	**Acre Unit Price**	$130,645
State	California	**Financing**	Conventional
Zip	94605	**Property Rights**	Fee Simple
Grantor	MII Investments Inc	**Verification Source**	Assessor
Grantee	Farhad Azimzadeh	**Conditions of Sale**	Normal
Site			
Acres	0.31	**Topography**	Nearly Level
Land SF	13,504	**Zoning**	RM-3
Utilities	E, G, W, S	**Road Frontage**	Ney Avenue
Shape	Irregular	**Visibility/Access**	Average

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Land Sales Comparables

Land Comparable Two
Skyline Boulevard
Oakland, California 94603
Land Comparable One
Westover Drive
Oakland, California 94603
Subject
Mark Twain Retirement Center
2438 35th Avenue
Oakland, California 94601
Land Comparable Three
7894 Ney Avenue
Oakland, California 94605
Claremont
Rockridge
Montclair
Eastport
Canyon
Piedmont
Valle Vista
Redwood Regional Park
Joaquin Miller Park
Crocker Highlands
Grand Lake
Trestle Glen
Dimond District
Redwood Heights
Highland Park
Laurel
Leona Heights
Fruitvale
Maxwell Park
Millsmont
Seminary Park
Naval Reserve Shipyard
Melrose
Havenscourt
Alameda
Fernside
Lockwood Gardens
Elmhurst
Knowland State Arboretum And Park
SKYLINE BLVD
SNAKE RD
MORAGA WAY
MORAGA AVE
BROADWAY TER
ARROYO AVE
GRAND AVE
LEIMERT BLVD
LYMAN RD
PARK BLVD
NEWTON AVE
BEAUMONT AVE
MONTANA ST
35TH AVE
13TH AVE
14TH AVE
22ND AVE
23RD AVE
E 16TH ST
HIGH ST
40TH AVE
BANCROFT AVE
REDWOOD RD
PINEHURST RD
KELLER AVE
MACARTHUR BLVD
GOLF LINKS RD
98TH AVE
66TH AVE
COLISEUM WAY
BROADWAY
VERSAILLES AVE

DeLorme

Data use subject to license.

© DeLorme. DeLorme Street Atlas USA® 2013.

www.delorme.com

MN (13.9° E)

mi

0 ¼ ½ ¾ 1 1¼ 1½

Data Zoom 11-7

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Land Analysis Grid		Comp 1	Comp 2	Comp 3
Address	2438 35th Avenue	Westover Drive	Skyline Boulevard	7894 Ney Avenue
City	Oakland	Oakland	Oakland	Oakland
State	California	California	California	California
Date	10/17/2103	10/17/2011	12/2/2011	10/30/2012
Price	$0	$55,000	$27,000	$40,500
Acres	1.05	0.28	0.15	0.31
Acre Unit Price	$0	$196,429	$180,000	$130,645
Transaction Adjustments				
Property Rights	Fee Simple	Fee Simple	Fee Simple	Fee Simple
Financing	Conventional	Conventional	Conventional	Conventional
Conditions of Sale	Normal	Normal	Normal	Normal
Adjusted Acre Unit Price		**$196,429**	**$180,000**	**$130,645**
Market Trends Through 10/17/03	0.0%	0.0%	0.0%	0.0%
Adjusted Acre Unit Price		$196,429	$180,000	$130,645
Location	Average	Similar	Similar	Similar
% Adjustment		0%	0%	0%
$ Adjustment		$0	$0	$0
Acres	1.05	0.28	0.15	0.31
% Adjustment		0%	0%	0%
$ Adjustment		$0	$0	$0
Topography	Level	Nearly Level	Nearly Level	Nearly Level
% Adjustment		0%	0%	0%
$ Adjustment		$0	$0	$0
Utilities	E, G, W, S	E, G, W, S	E, G, W, S	E, G, W, S
% Adjustment		0%	0%	0%
$ Adjustment		$0	$0	$0
Zoning	RM-2 and RM-4	RH-4	RH-4/S-10/S-11	RM-3
% Adjustment		0%	0%	0%
$ Adjustment		$0	$0	$0
Adjusted Acre Unit Price		**$196,429**	**$180,000**	**$130,645**
Net Adjustments		0.0%	0.0%	0.0%
Gross Adjustments		0.0%	0.0%	0.0%

After analyzing the land sales and adjusting each sale accordingly, it is our opinion that the estimated Market Value of the subject site as of October 17, 2103, is as follows:

1.05 acres x $170,000 per acre = $178,500

Rounded = $180,000

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

SUMMARY OF VACANT LAND SALES

Adjustments

The prices of the comparable land sales range from $130,645 to $196,429 per acre before adjustments. Each of the comparables was adjusted for differences from the subject site. The adjustments are based on the following characteristics.

Location

Consideration was given to the location of the subject and each of the comparables. The subject is located in the City of Oakland. All comparables are located in Oakland and were considered similar to the subject in terms of location. No adjustments were needed.

Size

Consideration was given to the size of the subject as compared to the comparables. Size can have an impact on site value based on the premise that smaller parcels often sell for a higher price per unit than larger parcels with equal utility. The subject site consists of a total of 1.05 acres. The comparables range in size from 0.15 acres to 0.31 acres. The market did not recognize a needed adjustment for size. No adjustment was made.

Topography

Consideration was given to the topography of the subject and each of the comparables. No adjustment was needed.

Site Utility

Consideration was given to the access, shape and utility of the subject and each of the comparables. The subject site is served by gas, electricity, water and sewer. All comparables are considered to be similar to the subject in all aspects. No adjustments are necessary.

Zoning

The subject is zoned RM-2 and RM-4. Comparable 1 is zoned RH-4. Comparable 2 is zoned RH-4, S-10 and S-11. Comparable 3 is zoned RM-3. The market did not indicate a need for adjustment due to zoning. Therefore, no adjustment was made.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Summary Conclusions

The land sales analysis indicates the quantitative or qualitative adjustments and the order of comparability. The comparable land sales range from $130,645 to $196,429 per acre after adjustments. All comparables were considered when determining the value of the subject.

1.05 acres x $170,000 per acre = $178,500

Rounded = $180,000

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

IMPROVEMENT VALUATION

The next step in the Cost Approach is to estimate the replacement cost new of the improvements.

Replacement cost new (RCN) is defined as follows:

The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout.4

A description of the improvements was presented in the Improvement Data section. The costs estimated were made based on the developer’s plans. Cost estimates were made based on the replacement cost new of the improvements using the Marshall Valuation Service Cost Manual. Soft costs are included in the base cost determined by the Marshall Valuation Service Cost Manual.

Depreciation Analysis

Depreciation may be defined as any loss of value from any cause. There are three general areas of depreciation: physical deterioration, functional obsolescence and external obsolescence. Depreciation may be curable or incurable, the test being that money spent to cure the depreciation be gained in value. If the depreciation costs more to fix than will be gained in value, then the depreciation is considered incurable.

Physical Deterioration

This results from deterioration from aging and use. This type of depreciation may be curable or incurable.

External Obsolescence

This is due to circumstances outside the property itself, such as industry, demographic and economic conditions or an undesirable proximate use. This type of depreciation is rarely curable. The subject does seem to suffer from external obsolescence. The table on the following page shows the external obsolescence for the subject property, and the table on page 66 illustrates the subject’s restricted value based on the Cost Approach.

4 Appraisal Institute. The Dictionary of Real Estate Appraisal. 5th. ed. (Chicago, 2010), 304

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

The following formula shows the external obsolescence for the restricted value.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Marshall & Swift

Cost Source:	Marshall & Swift	# 12: Dwellings, Multiples, Motels	
No. of Stories Multiplier:	1.000	**Local Multiplier:**	1.360
Height/Story Multiplier:	1.000	**Current Cost Multiplier:**	1.040
Perimeter Multiplier:	1.000	**Combined Multipliers:**	1.414

Building Improvements

Item	Unit Type	Cost	Quantity	Multiplier	Total
Average Class D Multiple Residences	Sq. Ft.	$65.24	42,270	1.414	$3,900,484
Built-Ins	Per Unit	$1,200.00	102	1.414	$173,123
				1.414	$0
				1.414	$0
				1.414	$0
				Total Building Improvement Costs	**$4,073,606**
				Price per SF Gross Building Area	$96.37

Site Improvements

Item	Unit Type	Cost	Quantity		Total
Paving	Lump Sum	$50,000.00	1		$50,000
					$0
					$0
					$0
					$0
				Total Site Improvement Costs	**$50,000**
				Subtotal: Building & Site Costs	**$4,123,606**
				Price per SF Gross Building Area	$97.55

Total Costs

Subtotal: Building, Site & Soft Costs		$4,123,606
Developer's Profit	5.0%	$206,180
Total Cost		**$4,329,786**
Price per SF Gross Building Area		$102.43

Depreciation: Section 1 of 1

Component	Eff. Age	Life	Percent	Amount
Physical Depreciation: Building	30	55	55%	$2,352,508
Physical Depreciation: Site	10	20	50%	$26,250
Functional Obsolescence Building			0%	$0
External Obsolescence Building				$309,718
			Total Depreciation	**$2,688,476**
			Depreciated Value of Improvements	**$1,641,311**
			Cost Per Square Foot Gross Building Area	$38.83

Additional Cost Sections

Cost Section 2	$0
Cost Section 3	$0

Land Value

Land Value	$180,000
Other	$0
Cost Approach Value Indication	**$1,821,311**
Rounded	**$1,820,000**
Price per SF Gross Building Area	**$43.06**

*The buildings have an effective age of 30 years. Properties of this type are anticipated to have an economic life of 55 years. Based upon the concept of age/life depreciation, the overall depreciation applicable to the subject is 30/55, or 55 percent. For properties receiving interest credit subsidy from Rural Development, the additional economic obsolescence attributable to the difference between the market net operating income and the restricted net operating income is offset by the interest credit subsidy. The total Estimated Value indicated by the Cost Approach for the subject “as is” is as follows:

Rounded = $1,820,000

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

INCOME APPROACH

The Income Approach is a procedure in which the value of a property is estimated by means of capitalization of a net income stream, either imputed or actual. The steps in the procedure are as follows:

1.	Analyze the income the property is capable of generating.
2.	Estimate the rental loss from vacancy and uncollected rents.
3.	Estimate the amount of expense that will be incurred in operating the property.
4.	Subtract 2 and 3 above from 1 to arrive at a net income estimate before capital charges.
5.	Using an appropriate rate, capitalize the net income estimate into an indication of value.

Income Analysis

The first step in forming an opinion of reasonable net income expectancy is the estimation of market rent. Market rent is defined as the rental warranted by a property in the open real estate market based upon current rentals being paid for comparable space.

Since the value being determined is the market value, subject to restricted rents, it was not necessary to determine the market rent for the subject’s units. The value was determined utilizing the subject’s actual restricted rents.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

TOTAL POTENTIAL GROSS RENTAL INCOME

The total potential gross income for the subject is summarized as follows:

According to the financial statements there are 106 units. However, according to the rent roll there are only 102 units. As a result, for the purpose of this report, 102 units was utilized for the analysis.

VACANCY AND EXPENSES DEFINITIONS

Vacancy and Collection Loss

Vacancy and collection loss is an allowance for reductions in potential rental income because space is not leased or rents that are due cannot be collected.

Annual rent collections are typically less than the potential annual gross income; therefore, an allowance for vacancy and collection loss is typically included in an appraisal of income-producing property. The allowance is usually estimated as a percentage of potential gross income. The percentage varies according to the type and characteristics of the physical property, the quality of tenancy, current and projected supply and demand relationships, and general and local economic conditions.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Expenses

To develop an estimate of the net operating income, the appraiser analyzes data for the property. Net operating income (NOI), the income remaining after total expenses have been deducted from the effective gross income, may be calculated before or after deducting replacement reserves. The actual expenses a landlord is required to defray include two specific categories: those incurred by the property itself, such as taxes and insurance, and those resulting from the operation of the property, such as utilities and maintenance. Generally, expenses incurred by the property per se are called fixed expenses. Expenses tied to the operation of the property, which rise or fall with occupancy, are called variable expenses.

Management

Building size determines the type of management. Generally, buildings of more than 25 units are of sufficient size to bear the additional burden of professional property management; larger high-rise or garden apartment projects of over 58 units often require the additional services of a site or resident manager. Lenders generally prefer that properties be professionally managed.

A property manager reports to the property owners, sets rent levels, establishes marketing procedures and does the fiscal planning for the project. The property manager also supervises on-site employees, among whom the resident manager is responsible for looking after the day-to-day dealings with the tenants, leasing of units, collection of rents, and coordination of routine and long-term building maintenance. The resident manager may oversee janitorial staff, an on-site maintenance crew, or various outside contractors. Large-scale apartment projects and newly built developments also employ leasing agents to fill vacancies or negotiate lease renewals and to assist with marketing programs, promotion, and advertising.

Tax and Assessment Information

Real property taxes are based on ad valorem assessments. The records of the county assessor or tax collector can provide the details of a property’s assessed value and annual tax burden. From the present assessment data and recent history of tax rates, the appraiser can formulate conclusions about future taxes. Property taxes directly increase the cost of ownership and therefore reduce the net income derived from the rental of apartment units. The fairness of the assessment and anticipated future taxes must be thoroughly analyzed and their impact on value considered in the property appraisal. Property taxes are generally imposed to pay for local government services such as fire fighting, police protection and schools. Apartment properties in well-run communities, however, will attract potential tenants willing to pay higher rents for the superior services provided.

Special assessments are levied to pay for infrastructure development (roads or utilities) and extraordinary services (fire or police protection). Ideally, the value of the properties’ subject to special assessment is not penalized. The enhancement resulting from the new infrastructure or the provision of additional services should offset the tax increase. However, when a property is subject to a special assessment that exceeds the benefit derived, the value of the property is diminished.

Insurance

The insurance expense is the responsibility of the landlord.

Maintenance

The property manager is responsible for the janitorial staff and on-site maintenance crew and various outside contractors.

Utilities and Service

Water, electricity, natural or liquid petroleum (propane) gas, sewage, trash collection, street maintenance, telephone and cable television are essential utilities and services in most residential markets. If the utilities on the site are inadequate, the cost of improving utility service must be considered. Utilities may be publicly provided or privately owned as part of a community system. In some cases, utilities are individual to the site. The availability and reliability of utilities have a direct bearing on the amount of rent a tenant will pay. At the same time, the cost of utility services is an operating expense that affects the

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

potential net income of the project. The effect of this expenditure is investigated by comparing the costs of utilities and services at competing buildings in relation to rents with the costs incurred by the subject.

Reserves for Replacement

For large properties, the cost of replacing items such as heating/cooling equipment or hallway carpeting may occur regularly. Thus, an allowance for replacements is treated as a separate expense. Even for smaller apartment properties, however, mortgage lenders and property managers may require that part of net operating income be withheld as a reserve to fund the replacement of building components. Consequently, appraisers often estimate an allowance for replacements when projecting cash flow to be capitalized into market value. Other allowances are sometimes made for unusual circumstances–e.g., reserves to cover periodic non-annual repairs, eventual compliance with environmental regulations (asbestos removal), or bringing the building up to code for handicapped persons. Estimates of such reserves should be included in the income forecast if the appraiser believes the situation warrants it.

Because possible differences in the way accountants and property managers enter line-item expenses, the appraiser should ensure the subject property’s operating statement is reconstructed to provide that the expense items recorded correspond to proper appraisal practice. In the reconstruction of the operating statement 1) nonrecurring past items are not repeated, 2) any deductions taken for non-operating expenses (personal expenses) are eliminated, 3) ambiguous, repetitive or atypical expense items are recategorized and 4) line items are appropriately grouped to facilitate analysis.

An expense comparison should be made on a uniform or standardized basis. If most of the expense comparables include a replacement reserve, an estimate of this item should be included in the reconstructed operating statement for the subject property. Recategorizing expense items allows the appraiser to compare the operation of the subject with the operating expenses of other properties and the expense averages from benchmark data.

For example, apartment managers often record air conditioning as an expense category. In some cases, this may simply cover the cost of maintaining the equipment, while in others it includes allocations for water, electricity, supplies (filters) and maintenance. Similarly, the category for management may reflect different items because of different ways of operating a property. Some apartment managers will contract for landscaping, snow removal, boiler maintenance and redecoration, while others have these functions performed by on-site managers. By grouping all expense items that are management-controllable, the appraiser will be able to compare the operations of building maintained on contract accounts with those of buildings that employ a permanent workforce to look after maintenance.

Utility expense often differ among properties because some managers operate apartments on a “self-contained” basis, whereby tenants pay directly for meterable natural gas and electricity, while other managers pay the costs of fuel for heating and cooking but not for electricity. Typically, the landlord absorbs all utility charges incurred by vacant units and public spaces (corridors, lobbies, office, basement storage rooms, laundry, parking and exterior lighting) as well as water and sewer charges.

In analyzing operating expenses, the appraiser may also consult benchmark data. For example, the Institute of Real Estate Management’s annual reports include the following groupings:

* Administration and management

* Utilities

* Repairs and maintenance

* Real estate taxes and insurance

* Payroll (salaries for maintenance and administrative staff)

These data are quoted per square foot of rentable area, as dollars per unit, and as percentage of effective gross income. Such data may be compared against the historic expense data for the subject and cited in the appraisal report. In this instance, the benchmark data was merely used to reflect the validity of my report.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Market Rent and Contract Rent

In the income capitalization approach, the appraiser arrives at an estimate of market rent, or rental income the subject property would likely command in the open market, by analyzing current rents paid and asked for space in comparable buildings. Estimated market rent is important for both proposed and operating properties. In the case of the former, market rent allows the forecast of gross income, and with the latter it is used to calculate the income for vacant rental space or space occupied by the ownership or property management. Contract rent is the actual rental income specified in a lease. It is calculated for operating properties from existing leases, including month-to-month extensions of former leases. It is essential to specify whether the cited rent is 1) the former or existing contract rent, 2) the asking amount sought by the landlord or property manager or 3) the market rent estimated by the appraiser.

Other Miscellaneous Income

In addition to income from apartment rents, income to the building may be generated from a variety of sources. License fees are paid for temporary, nonexclusive use of special facilities, such as party room or swimming pool fees. Service fees are charged for elective maid service. An apartment project may earn concession income from coin telephones, vending machines and laundry room equipment.

Rental income can also be generated from non-apartment space such as an on-site retail store, restaurant, beauty parlor or physician’s office. A parking garage may be leased to an operator or, alternatively, the building may directly license the parking spaces to tenants or non-tenants (on-site parking, however, is often available to tenants at no additional charge). Finally, interest income may accrue on the balance between rents collected in advance and expenses paid in arrears. Interest can also be earned on security deposits, although in some jurisdictions such interest must ultimately be paid back to the tenants. Thus, other income includes rent for non-apartment space and miscellaneous income from various tenant charges.

In many instances, a significant degree of the apartment project’s income stream is imputable to intangible as well as tangible personality. Apartment properties may earn business income from profits on the rental of in-suite furniture to tenants, marking up the cost of electricity privately metered to tenants, as well as for opening tenants’ doors when the key is left inside, licensing the concierge function and the coin machines, profit centers such as storage rooms (including the sale of abandoned tenant goods), and the interest on company bank accounts.

REVENUE AND EXPENSE ANALYSIS

The table on the following page shows the historical operating data for the subject as well as the appraiser’s projections.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

	Mark Twain Retirement Center - Oakland, California
Property:
# of Rental Units:	102
Revenue and Expense Analysis
Historical and Pro Forma
% change compared to preceding year.					2012	is base year for % changes for YTD current year annualized and projections.

REVENUE - Annual																		REVENUE - Annual
											3	months
		2010	PUPA	2011	PUPA	%	2012	PUPA	%	YTD	2013	Annualized	PUPA	%	Projections	PUPA	%
Residential & Ancillary Income																		Residential & Ancillary Income
Annual Gross Potential Rental Income		$0	$0		$0	0		$0	0		$0	$0	$0	0	$675,648	$6,624	0	Annual Gross Potential Rental Income
Annual Ancillary Income		$12,870	$126	$9,925	$97	-23%	$8,448	$83	-15%		$4,270	$17,080	$167	102%	$9,900	$97	17%	Annual Ancillary Income
Annual Gross Potential Income		$0	$0	$9,925	$97	0	$8,448	$83	-15%		$4,270	$17,080	$167	102%	$685,548	$6,721	8015%	Annual Gross Potential Income
Occupancy			-$6,338		-$6,064	0		-$6,378	0			100.00%	-$6,382	0	95.00%	$336	0	Occupancy
Effective Gross Income (EGI)		$646,480	$6,338	$628,414	$6,161	-3%	$658,993	$6,461	5%		$162,742	$668,048	$6,549	1%	$651,271	$6,385	-1%	Effective Gross Income (EGI)

ITEMIZED EXPENSES - Annual																		ITEMIZED EXPENSES - Annual
Estimate of Annual Expense																		Estimate of Annual Expense
											3	months
		2010	PUPA	2011	PUPA	%	2012	PUPA	%	YTD	2013	Annualized	PUPA	%	Projections	PUPA	%
Administrative																		Administrative
Advertising		$333	$3	$585	$6	76%	$416	$4	-29%		$0	$0	$0	-100%	$510	$5	23%	Advertising
Management Fee		$90,000	$882	$108,371	$1,062	20%	$108,675	$1,065	0%		$25,960	$103,840	$1,018	-4%	$97,691	$958	-10%	15.000%	Management Fee
Other (Specify)		$23,404	$229	$15,625	$153	-33%	$11,148	$109	-29%		$65,016	$260,065	$2,550	2233%	$10,200	$100	-9%	Other (Specify)
Total Administrative		$113,737	$1,115	$124,581	$1,221	10%	$120,239	$1,179	-3%		$90,976	$363,905	$3,568	203%	$108,401	$1,063	-10%	Total Administrative

Operating																		Operating
Elevator Maintenance Exp.		$0	$0	$0	$0	0	$0	$0	0		$380	$1,520	$15	0	$0	$0	0	Elevator Maintenance Exp.
Fuel		$0	$0	$0	$0	0	$0	$0	0		$0	$0	$0	0	$0	$0	0	Fuel
Lighting and Misc. Power		$73,644	$722	$71,901	$705	-2%	$72,217	$708	0%		$6,785	$27,140	$266	-62%	$71,400	$700	-1%	Lighting and Misc. Power
Water/Sewer		$0	$0	$0	$0	0	$0	$0	0		$8,319	$33,277	$326	0	$0	$0	0	Water/Sewer
Gas		$0	$0	$0	$0	0	$0	$0	0		$4,065	$16,261	$159	0	$0	$0	0	Gas
Garbage and Trash Removal		$0	$0	$0	$0	0	$0	$0	0		$3,261	$13,043	$128	0	$0	$0	0	Garbage and Trash Removal
Payroll		$189,964	$1,862	$195,700	$1,919	3%	$165,056	$1,618	-16%		$16,469	$65,877	$646	-60%	$183,600	$1,800	11%	Payroll
Other (Specify)		$18,402	$180	$76,014	$745	313%	$65,372	$641	-14%		$724	$2,897	$28	-96%	$45,900	$450	-30%	Other (Specify)
Total Operating		$282,010	$2,765	$343,615	$3,369	22%	$302,645	$2,967	-12%		$40,004	$160,015	$1,569	-47%	$300,900	$2,950	-1%	Total Operating

Maintenance																		Maintenance
Decorating		$0	$0	$0	$0	0	$0	$0	0		$59	$235	$2	0	$510	$5	0	Decorating
Repairs		$28,886	$283	$34,762	$341	20%	$48,318	$474	39%		$2,606	$10,424	$102	-78%	$51,000	$500	6%	Repairs
Exterminating		$2,474	$24	$1,755	$17	-29%	$0	$0	-100%		$2,252	$9,007	$88	0	$2,040	$20	0	Exterminating
Insurance		$10,585	$104	$10,808	$106	2%	$49,017	$481	354%		$2,136	$8,544	$84	-83%	$10,200	$100	-79%	Insurance
Ground Expense		$0	$0	$0	$0	0	$0	$0	0		$0	$0	$0	0	$0	$0	0	Ground Expense
Other (specify)		$0	$0	$0	$0	0	$0	$0	0		$0	$0	$0	0	$0	$0	0	Other (specify)
Total Maintenance		$41,945	$411	$47,325	$464	13%	$97,335	$954	106%		$7,053	$28,210	$277	-71%	$63,750	$625	-35%	Total Maintenance

Taxes																		Taxes
Real Estate Tax		$21,245	$208	$29,286	$287	38%	$22,179	$217	-24%		$7,893	$31,572	$310	42%	$25,500	$250	15%	Real Estate Tax
Personal Property Tax		$0	$0	$0	$0	0	$0	$0	0		$0	$0	$0	0	$0	$0	0	Personal Property Tax
Employee Payroll Tax		$0	$0	$0	$0	0	$0	$0	0		$4,608	$18,431	$181	0	$0	$0	0	Employee Payroll Tax
Employee Benefits		$0	$0	$0	$0	0	$0	$0	0		$9,448	$37,792	$371	0	$0	$0	0	Employee Benefits
Other		$0	$0	$0	$0	0	$0	$0	0		$0	$0	$0	0	$0	$0	0	Other
Total Taxes		$21,245	$208	$29,286	$287	38%	$22,179	$217	-24%		$21,949	$87,796	$861	296%	$25,500	$250	15%	Total Taxes

Operating Exp. before RFR		$458,937	$4,499	$544,807	$5,341	19%	$542,398	$5,318	0%		$159,982	$639,926	$6,274	18%	$498,551	$4,888	-8%	Operating Exp. before RFR
Reserve For Replacement		$29,338	$288	$47,940	$470	63%	$0	$0	-100%		$0	$0	$0	0	$35,700	$350	0	Reserve For Replacement
Operating Exp. Incl. RFR		$488,275	$4,787	$592,747	$5,811	21%	$542,398	$5,318	-8%		$159,982	$639,926	$6,274	18%	$534,251	$5,238	-2%	Operating Exp. Incl. RFR

NOI		$158,205	$1,551	$35,667	$350	-77%	$116,595	$1,143	227%		$2,760	$28,122	$276	-76%	$117,020	$1,147	0%	NOI

Gill Group Page 72

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

ESTIMATING RESTRICTED EXPENSES PER UNIT

Gill Group Page 73

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

ITEMIZED EXPENSE EXPLANATIONS

Expense Numbers per Unit

	Expense	Subject	Comp Range
1.	Advertising	$5	$0-$19
	An advertising expense of $5 per unit was determined. The subject’s financial statements indicate a range of $3 to $6 per unit, with a mean of $4 per unit. In addition, the 2013 annualized statement indicates an advertising expense of $0 per unit. A comparable range of $0 to $19 per unit was determined. This expense was projected using the subject’s historical expenses as well as the expenses from other properties with similar features.

2.	Management	$958	$0-$570
	The subject’s historical data indicates a management fee of 15 percent of the gross effective income. This expense was projected similar to the historical financial statements.

3.	Other Administrative	$100	$245-$770
	An other administrative expense of $100 per unit was determined. The subject’s financial statements indicate a range of $109 to $229 per unit, with a mean of $164 per unit. In addition, the 2013 annualized statement indicates an other administrative expense of $2,550 per unit. The comparables utilized indicated a range of $245 to $770 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

4.	Lighting & Misc. Power	$700	$155-$242
	A lighting and miscellaneous power expense of $700 per unit was determined. The subject’s financial statements indicate a range of $705 to $722 per unit, with a mean of $712 per unit. In addition, the 2013 annualized statement indicates a lighting and miscellaneous power expense of $266 per unit. The comparables utilized indicate a range of $155 to $242 per unit was appropriate for this expense. All of the subject’s utility expenses are included in this category. Therefore, the expense was projected utilizing the subject’s historical financial statements.

5.	Water/Sewer	$0	$473-$761
	This expense is included in the lighting and misc. power expense. Therefore, no water/sewer expense was projected.

6.	Gas	$0	$0-$128
	This expense is included in the lighting and misc. power expense. Therefore, no gas expense was projected.

7.	Trash Removal	$0	$93-$594
	This expense is included in the lighting and misc. power expense. Therefore, no trash expense was projected.

8.	Payroll	$1,800	$441-$872
	A payroll expense of $1,800 per unit was projected. The subject’s financial statements indicate a range of $1,618 to $1,919 per unit, with a mean of $1,800 per unit. In addition, the 2013 annualized statement indicates a payroll expense of $646 per unit. The comparables utilized indicate a range of $441 to $872 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

9.	Other Operating	$450	$743-$1,549
	An other operating expense of $450 per unit was projected. The subject’s financial statements indicate a range of $180 to $745 per unit, with a mean of $522 per unit. In addition, the 2013 annualized statement indicate an other operating expense of $28 per unit. The comparables utilized indicate a range of $743 to $1,549 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

10.	Decorating	$5	$0-$36
	A decorating expense of $5 per unit was projected. The subject’s financial statements indicate a range of $0 to $0 per unit, with a mean of $0 per unit. In addition, the 2013 annualized statement budget indicates a decorating expense of $2 per unit. The comparables utilized indicate a range of $0 to $36 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

11.	Repairs	$500	$0-$238
	A repairs expense of $500 per unit was projected. The subject’s financial statements indicate a range of $283 to $474 per unit, with a mean of $366 per unit. In addition, the 2013 annualized statement indicate a repairs expense of $102 per unit. The comparables utilized indicate a range of $0 to $238 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

12.	Exterminating	$20	$0-$14
	An exterminating expense of $20 per unit was projected. The subject’s financial statements indicate a range of $0 to $24 per unit, with a mean of $14 per unit. In addition, the 2013 annualized expense indicates an exterminating expense of $88 per unit. The comparables utilized indicate a range of $0 to $14 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

13.	Insurance	$100	$86-$232
	An insurance expense of $100 per unit was projected. The subject’s financial statements indicate a range of $104 to $481 per unit, with a mean of $230 per unit. In addition, the 2013 annualized statement budget indicates an insurance expense of $84 per unit. The comparables utilized indicate a range of $86 to $232 per unit. Therefore, the subject’s financial statements were given more consideration.

14.	Ground Expenses	$0	$185-$251
	The subject’s financial statements did not indicate this expense. Therefore, no ground expenses were projected.

15.	Other Maintenance	$0	$0-$0
	The subject’s financial statements did not indicate this expense. Therefore, no other maintenance expenses were projected.

16.	Real Estate Taxes	$250	$22-$474
	The real estate taxes were projected based on information obtained from the Alameda County Assessor’s Office.

17.	Payroll Taxes	$0	$71-$111
	A payroll taxes expense of $0 per unit was projected. The subject’s financial statements indicate a range of $0 to $0 per unit, with a mean of $0 per unit. In addition, the 2013 annualized statement indicates a payroll tax expense of $181 per unit. The comparables utilized indicate a range of $71 to $111 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range.

18.	Employee Benefits/Misc. Taxes	$0	$133-$238
	An employee benefits expense was projected at $0 per unit. The subject’s financial statements indicate a range of $0 to $0 per unit, with a mean of $0 per unit. In addition, the 2013 annualized statement indicates an employee benefits expense of $371 per unit. A comparable range of $133 to $238 was determined. The subject’s expense was projected based on the historical financial statements.

19.	Replacement Reserves	$350	$0-$400
	A replacement reserves expense of $350 per unit was projected. Typically, market properties have replacement reserves ranging from $250 to $350 per unit. Therefore, an estimate of $350 per unit was determined.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Gill Group Page 76

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Gill Group Page 78

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Conclusions

Potential Gross Income

The potential gross income for the subject property was projected using the subject’s actual rents.

Vacancy

Of the 536 units surveyed, 14 were vacant. Of the apartments surveyed, an overall vacancy rate of three percent was estimated for affordable housing apartments. The subject is currently 87 percent occupied with 13 vacant units. After considering the vacancy rates of existing properties as well as the current vacancy rate at the subject, a five percent vacancy factor was determined for the subject.

Expenses after Reserves for Replacement

The subject’s market expenses were projected considering the subject’s operating history, the expense data of the comparables and the information contained in the 2013 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Direct Capitalization

Most apartment appraisers as well as buyers, sellers and lenders prefer value estimates derived from direct capitalization rather than discounted cash flow analysis. Other than in cases where the client and appraiser believe that the achievable income from an apartment property has not approximated its stabilized income, the net operating income to the property can be directly capitalized as of the effective date of the appraisal, based on the current yield to the property. In this situation, the discounting of forecast cash flows on a yield-to-maturity basis is considered superfluous. The use of overall cash flow analysis under other circumstances is discussed in the following section.

An overall capitalization rate (Ro) is the usual expression of the relationship between the net operating income and the value of the property (the Ro is the reciprocal of a net income multiplier). Overall capitalization rates are derived from the simple formula

Rate = Income/Value of Ro = I/V

A capitalization rate is typically expressed as a percentage. For example, if the net operating income to a comparable property was $1.8 million and its value/price was $20 million, the overall capitalization rate would be 9.0% (the reciprocal, 11.1, is the property’s net income multiplier).

An overall capitalization rate incorporates many considerations, including the likelihood that property income will increase, the momentum and duration of such an increase, and the risk and timing of a possible decrease. It reflects judgments regarding the recapture of investment and property depreciation. An overall capitalization rate can be developed on the basis of the relative allocation between, or weighting of, property components (e.g., mortgage and equity), and the respective capitalization rates of both components. This procedure is known as the band of investment technique. The specific allocation between financial components is supported by their relative risk rating based on which component has the prior claim to payment; for example, mortgages are paid before equity investors.

Other ways to apportion NOI are among the physical and ownership components of the property. When the property’s NOI, the value of one property component, and the capitalization rates of both property components are known, a residual technique is applied to estimate the value of the property component of unknown value. The income to the property component of known value is deducted from the property’s NOI, and the residual income attributable to the property component of unknown value is capitalized. In many cases, however, it is not necessary to aportion an overall rate or net operating income to property components.

Gill Group Page 79

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Market Derived Capitalization Rates

Income and expense data from comparable properties were analyzed to derive the capitalization rate. To derive the capitalization rate, the appraiser used the direct capitalization method, which consists of dividing the net income by the value.

The direct capitalization method will both reflect the value of income at yields attractive to a prospective investor and provide for the recapture of wasting purchase capital. The capitalization rate shows the rate of return for land, as well as the rate of return for the buildings. It also reflects the relationship between the income from the entire property and the value of the entire property.

Research was conducted with the local MLS, assessor and local realtors to determine sales comparable to the subject. All comparables were given equal weight as they were the best comparables surveyed at the time of the writing of this report. The average of the comparables is 6.41 percent. Therefore, the appraiser determined a weighted capitalization rate of 6.50 percent for this scenario.

Realty Rates Investor Survey

The Realty Rates Investor Survey was considered in this analysis. The RealtyRates.com Investor Survey Third Quarter 2013 for Hi-Ries/Urban Townhouse found that investors in apartments indicate overall capitalization rates ranging from 5.42 percent to 14.14 percent, with an average of 8.94 percent. In addition, the RealtyRates.com Market Survey Third Quarter of 2013 found that investors in apartments in the Northern California indicated an overall capitalization rate of 8.3 percent.

PwC Real Estate Investor Survey

The PwC Real Estate Investor Survey was considered in this analysis. The National Apartment Market survey for the Third Quarter of 2013 found that investors in apartments indicate overall capitalization rates ranging from 3.50 percent to 10.00 percent, with an average of 5.61 percent.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Band of Investment

Another method of arriving at a capitalization rate is the Band of Investment Method. This method is based on typical mortgage terms currently available and expected investment return. This analysis uses fixed interest rates. Surveys of lenders that make loans on commercial properties are currently quoting interest rates at one percent over prime and amortization of 15 to 30 years. Local lenders quoted 250 to 350 basis points over the current LIBOR rate for the same term as the loan. For our calculations, the following components were used in this analysis.

Therefore, based on the band of investment, a capitalization rate of 7.47 percent was determined.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

Determination of the Capitalization Rate

From the sales available in the area a capitalization rate of 6.50 percent was determined. The PwC Real Estate Investor Survey indicated an average capitalization rate of 5.61 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 8.94 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 8.3 percent. The band of investment indicated a capitalization rate of 7.47 percent. The band of investment was determined to be the most accurate reflections of the capitalization rate. Therefore, after considering all factors, a capitalization rate of 6.50 percent was determined to be appropriate for the market value, subject to restricted rents.

INCOME VALUE

The capitalization rate determined above was applied to the net operating income determined on Page 73 to develop the market value, subject to restricted rents, as shown below:

Capitalization Rate of 6.50% gives a value of

$117,020/6.50%	=	$1,800,308

Market Value, Subject to Restricted Rents	=	$1,800,000

Gill Group Page 82

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

SALES COMPARISON APPROACH

The value determined in this appraisal is the market value, subject to restricted rents. Typically, the sales comparison approach is not a valid approach for a restricted value unless the property type is the same and conditions of sale are similar. The appraiser was not able to verify recent sales of rent-restricted properties similar to the subject; therefore, the sales approach was not developed. The absence of the sales approach does not constitute a violation of USPAP as this approach was not necessary for a credible appraisal.

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

RECONCILIATION AND CONCLUSIONS

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Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

CONCLUSION OF VALUE

The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate

Cost Approach	Income Approach	Sales Comparison Approach
$1,820,000	$1,800,000	Not Developed

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property.

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach is typically used when the real estate is commonly developed, or bought and sold for the anticipated income stream. Income and expense data of similar properties in Oakland and the surrounding area were used in this analysis. The most weight is accorded to the indication via the Income Comparison Approach in the final value conclusion.

The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. According to Uniform Standards of Professional Appraisal Practice Standard 2, the Sales Comparison Approach is not necessary to produce a credible appraisal. It is not necessary as the property is being valued subject to its restricted rents. Therefore, the sales comparison approach has not been developed. The subject is a Section 8 and Low Income Housing Tax Credit property. There are very few similar operating properties in the market area and none that could be confirmed as having sold within the past five years. Research for sales comparables similar to the subject was conducted with local realtors, MLS and www.loopnet.com and none could be confirmed. Each appraisal must produce a fair market value supported by the reconciliation of the cost, income and direct sales comparison approaches. The sales comparison approach was deemed not reliable for analyzing the subject property’s investment value and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

After reviewing the approaches, the values indicated by the three approaches range from $1,800,000 to $1,820,000. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the three approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approaches and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 17, 2103, is as noted below.

One Million Eight Hundred Thousand Dollars

$1,800,000

Gill Group Page 85

Mark Twain Retirement Center * 2438 35th Avenue * Oakland, California

ADDENDUM A

wnc

Appraisal Order Form

TO:	Cash Gill	VIA E-MAIL:
	512 One Mile Rd.	E-Mail cash.gill@gillgroup.com
	Dexter, MO 63841	Phone # (800) 428-3320

PROPERTY NAME: Mark Twain Senior Community

PARTNERSHIP NAME: Mark Twain Senior Community Limited Partnership

ADDRESS OF PROPERTY: 2438 35th Avenue, Oakland, CA

TYPE OF PROPERTY: SRO; 106 units with low income housing financing.

PURPOSE OF APPRAISAL: Market Value of the fee simple interest – for portfolio analysis to assist in hold vs. sell strategy. Please calculate the property's value subject to any restrictions in place (Section 42, Rural Development financing, etc.).

FOR ACCESS TO PROPERTY: **Elva Grant – Housing Alternatives, Inc. – (916) 254-5905**

FOR GENERAL INFORMATION ON THE PROPERTY: **Tanya Christensen – (714) 662-5565 x144**

SPECIAL INSTRUCTIONS:

Intended Users:

WNC & Associates, Inc. and Lower Tier General Partner

Appraisal Definition

☑ Complete Appraisal (The act or process of estimating value, or an opinion of value, performed without invoking the Departure Rule.)

☐ Limited Appraisal (The act or process or estimating value, or an opinion of value, performed under and resulting from invoking the Departure Rule.)

Report Type

☐ Self Contained (A written report prepared under Standards Rule 2-2(a) of a Complete or Limited Appraisal performed under Standard 1.)

☑ Summary (A written report prepared under Standards Rule 2-2(b) of a Complete or Limited Appraisal performed under Standard 1.)

☐ Restricted (A written report prepared under Standards Rule 2-2(c) of a Complete or Limited Appraisal performed under Standard 1.)

In addition to completing all appraisals according to USPAP (Uniform Standards of Professional Appraisal Practice) we require all appraisals to include:

1. Assessed value of land, building, total assessments and tax rates. Please note any special assessments or special assessment districts. Please note any Special Flood Hazard areas or Special Study Zones (earthquake hazard areas, etc.).
2. Please include in your cover letter the partnership name, property name, and the assessor's parcel number.
3. Please provide one (1) electronic copy (PDF) of the appraisal.

THERE WILL BE A $100 DISCOUNT TAKEN FOR EACH WEEK THAT A REPORT IS LATE

Date: 10/14/2013 Target Completion Date: **October 28, 2013**

Contracted Price [redacted]

Please return completed appraisal via e-mail to:
Tanya Christensen (tchristensen@wncinc.com)
And copy Kristen Miller (kmiller@wncinc.com)
WNC & Associates, Inc.
17782 Sky Park Circle, Irvine, CA 92614

ADDENDUM B

ADDENDUM C

Project : 94-06501-03

Rent Roll As Of:10/17/2013
Mark Twain Senior Community

10/17/2013

Unit #	Status	Utility Allowance	Utility Allowance Cost	Profile #	Tenant Name	Lease Expires	Vacancy Date	Move-in Date	Room Size	Square Footage	Current Rent	Deposit Amount	Rent Sudsidy Program (Mod Rehab/Section 8 "X" if yes)
A-1	Occupied	O		94-06501	BILL BROWN			10/01/08	Studio	320	$425	$374	
A-2	Occupied	O		94-06501	ABEL CIBRIAN	12/31/10		06/22/09	Studio	320	$450	$450	
A-3	Occupied	O		94-06501	WAYNE HUGHES			05/08/06	Studio	320	$475	$475	
A-4	Occupied	O		94-06501	PERRY WALKER	09/20/12		08/01/12	Studio	320	$425	$425	
A-5	Occupied	O		94-06501	MARTIN L. WILSON	11/30/13		06/01/13	Studio	320	$425	$425	
A-6	Occupied	O		94-06501	JOHN COAKLEY	02/07/14		08/07/13	Studio	320	$450	$450	
A-7	Occupied	O		94-06501	WEIRONG LI			05/01/08	Studio	320	$475	$475	
A-8	Occupied	O		94-06501	JOHNNY USCHOLD			03/01/07	Studio	320	$450	$400	
A-9	Occupied	O		94-06501	KATHLEEN KEENAN	01/02/14		07/02/13	1 Bedroom	420	$550	$550	
C-36	Occupied	T	$37	94-06502	LESTER EDWARDS			03/23/02	1 Bedroom	528	$540	$650	
C-37	VACANT	T	$37	94-06502			09/30/13	08/01/12	1 Bedroom	528	$575	$0	
N-00A	VACANT	O		94-06502			09/30/13	03/01/12	SRO	266	$800	$0	X
N-00B	VACANT	O		94-06502		02/28/12	05/02/13	09/01/11	SRO	266	$800	$0	X
N-2A	Occupied	O		94-06502	JOSEPH SANDOVAL			05/01/12	SRO	266	$400	$400	
N-2B	VACANT	O		94-06502	ZHONG LIN WANG		10/08/13	12/16/11	SRO	266	$375	$0	
N-3	Occupied	T	$37	94-06502	KENNETH GRIMES	10/08/13		05/08/13	1 Bedroom	628	$625	$625	
N-4A	Occupied	O		94-06502	RISHENG CHEN	12/17/11		06/17/11	SRO	266	$400	$400	
N-4B	Occupied	O		94-06502	JANICE A. BROWN	01/23/14		07/23/13	SRO	266	$400	$400	
N-5A/B	Occupied	T	$37	94-06502	PAUL WASHINGTON			01/01/09	1 Bedroom	532	$575	$575	
N-6A/B	Occupied	T	$37	94-06502	JIE XIA			05/01/08	1 Bedroom	532	$540	$475	
N-7A/B	Occupied	O		94-06502	FRED SLEDGE	09/30/11		04/01/11	2 Bedroom	715	$1,000	$350	X
N-8A	Occupied	O		94-06502	KAREN CARTER			11/04/11	SRO	266	$400	$400	
N-8B	VACANT	O		94-06502			06/28/13	04/01/09	SRO	266	$400	$0	
N-9A/B	Occupied	O		94-06502	ANTOINETTE HATFIELD	04/15/13		10/15/12	1 Bedroom	532	$625	$625	
N-10A	VACANT	O		94-06502			12/17/10	03/04/04	SRO	222	$375	$0	
N-10B	Occupied	O		94-06502	ROBERT SHORT			06/07/06	SRO	222	$350	$330	
N-10C	VACANT	O		94-06502			08/05/13	06/01/08	SRO	222	$375	$0	
N-11A	Occupied	O		94-06502	JAN ROBERTS	06/30/10		11/17/09	SRO	266	$782	$250	X
N-11B	Occupied	O		94-06502	JIN ZHU LIU	10/31/12		05/21/12	SRO	266	$782	$350	X
N-12A	Occupied	O		94-06502	BING C. DONG			06/10/06	SRO	266	$350	$286	
N-12B	Occupied	O		94-06502	ERIKA SAU CHUN CHU	02/28/11		08/28/10	SRO	266	$450	$450	
N-14	Occupied	T	$37	94-06502	SOPHIA BRINSTON			10/01/08	1 Bedroom	628	$200	$0	(EXEMPTED)
N-15A/B	Occupied	T	$37	94-06502	BING GWO CHEN	04/15/11		10/16/10	1 Bedroom	532	$630	$630	
N-16	Occupied	T	$37	94-06502	BEN GOSS			08/01/12	1 Bedroom	628	$525	$0	
N-17A	Occupied	O		94-06502	ALBERT SANDER			05/01/10	SRO	266	$400	$374	
N-17B	Occupied	O		94-06502	SHELBY WEBER			05/01/08	SRO	266	$350	$330	
N-18A	Occupied	O		94-06502	KATHIE PAIGE	09/30/11		04/01/11	Studio	280	$425	$425	
N-18B	Occupied	O		94-06502	FUDI CAI			04/01/08	Studio	400	$510	$465	
N-18C	Occupied	O		94-06502	ELOISE COLLINS	08/30/12		03/01/12	Studio	300	$450	$450	
N-18D	Occupied	O		94-06502	QI SHA	2/28/123		09/01/12	Studio	260	$400	$400	
N-19A	Occupied	O		94-06502	WILLIAM GENEST			02/07/07	SRO	266	$800	$263	X
N-19B	VACANT	O		94-06502				05/24/96	SRO	266	$800	$0	X
N-20A	Occupied	O		94-06502	ARNOLD PETERS			04/03/00	SRO	266	$800	$313	X
N-20B	VACANT	O		94-06502			08/30/12	08/02/11	SRO	266	$800	$0	X
N-21A	Occupied	O		94-06502	JOE C. SUN	08/31/10		02/15/10	SRO	266	$800	$375	X
N-21B	Occupied	O		94-06502	STEVEN RADCLIFFE			05/25/06	SRO	266	$800	$101	X
N-22A	Occupied	O		94-06502	IRMA MOORE			11/01/07	SRO	266	$800	$381	X
N-22B	Occupied	O		94-06502	LIMING SONG	05/22/12		11/22/11	SRO	266	$800	$375	X
N-23A	Occupied	O		94-06502	TAI WA JOE CHENG	06/11/12		12/11/11	SRO	266	$800	$375	X
N-23B	Occupied	O		94-06502	ZHONG LIN WANG			10/08/13	SRO	266	$800	$350	X

Project : 94-06501-03

Rent Roll As Of:10/17/2013
Mark Twain Senior Community

10/17/2013

Unit #	Status	Utility Allowance	Utility Allowance Cost	Profile	Tenant Name	Lease Expires	Vacancy Date	Move-In Date	Room Size	Square Footage	Current Rent	Deposit Amount	Rent Sudsidy Program (Mod Rehab "X" if yes)
N-24A	Occupied	O		94-06502	RUI RENA ZUO	07/3/09		01/25/09	SRO	266	$800	$250	X
N-24B	Occupied	O		94-06502	MAN CHUN CHEN	03/31/14		10/18/13	SRO	266	$800	$375	X
N-25A/B	Occupied	O		94-06502	DAVID KILLENS	02/03/14		05/03/13	2 Bedroom	715	$825	$825	
N-26A	Occupied	O		94-06502	ANTHONY HINOJOS			11/10/08	SRO	266	$395	$325	
N-26B	Occupied	O		94-06502	TERESITA CALAMBA			11/01/08	SRO	266	$325	$395	
N-27	Occupied	T	$37	94-06502	RAFAEL MORA	01/31/14		08/01/13	1 Bedroom	628	$625	$625	
N-28A/B	Occupied	T	$37	94-06502	LARRY PRATCHER			10/12/08	1 Bedroom	532	$575	$575	
N-29A	Occupied	O		94-06502	RAYMOND L. JACKSON	01/22/14		07/22/13	Studio	480	$500	$500	
N-29B/C	VACANT	O		94-06502		07/31/10	03/18/13	01/16/09	Studio	480	$500	$0	
N-30A	Occupied	O		94-06502	ZEHE CHEN			10/01/08	SRO	266	$800	$475	X
N-30B	Occupied	O		94-06502	JASON POON	11/09/11		05/09/11	SRO	266	$800	$235	X
N-31A	Occupied	O		94-06502	SHUK HING KOK	12/31/12		07/01/12	SRO	266	$800	$350	X
N-31B	Occupied	O		94-06502	GUOLIAN LI			11/04/08	SRO	266	$800	$250	X
N-32A	Occupied	O		94-06502	LARRY O. NASH	03/31/14		10/01/13	SRO	266	$800	$450	X
N-32B	Occupied	O		94-06502	EDDIE MITCHELL	03/31/14		10/01/13	SRO	266	$800	$450	X
N-33A/B	Occupied	T	$37	94-06502	ROBERT QUEZADA			11/01/11	1 Bedroom	532	$525	$525	
N-34	Occupied	T	$37	94-06502	REBA EDWARDS	04/31/10		11/01/09	1 Bedroom	628	$525	$525	
N-35	Occupied	T	$37	94-06502	ROSEMARY JONES			05/18/12	1 Bedroom	628	$575	$575	
S-38	Occupied	T	$30	94-06503	GILROY YEARWOOD	07/18/12		01/18/12	Studio	528	$500	$500	
S-39	Occupied	T	$30	94-06503	FRANCISCO P. TENAID	01/08/14		07/08/13	Studio	528	$500	$500	
S-40	Occupied	T	$30	94-06503	MAGGIE DOUGLAS			06/12/93	Studio	528	$474	$474	
S-41	Occupied	T	$30	94-06503	DOLLIE WILLIAMS			03/01/06	Studio	528	$450	$110	
S-42	Occupied	T	$30	94-06503	GUANGLIN YU	10/24/12		04/24/12	Studio	528	$500	$500	
S-43	Occupied	T	$30	94-06503	JAMES MORRISON			08/01/06	Studio	528	$464	$374	
S-44	Occupied	T	$30	94-06503	YING JIANG			04/01/04	Studio	528	$464	$434	
S-45	Occupied	T	$30	94-06503	PRECILO SEDILLO JR	09/30/11		03/01/11	Studio	528	$500	$500	
S-46A	Occupied	T	$30	94-06503	ALAN CHOU			01/22/13	Studio	528	$500	$500	
S-46B	Occupied	T	$30	94-06503	CEDORIA WILLIAMS			09/14/01	Studio	528	$445	$527	
S-47	Occupied	T	$30	94-06503	BARBARA VARNER			08/01/06	Studio	528	$455	$442	
S-48	Occupied	T	$30	94-06503	PEIDU LU	09/30/10		03/15/10	Studio	528	$500	$500	
S-49	Occupied	T	$30	94-06503	LANA LEE	06/30/11		01/01/11	Studio	528	$500	$500	
S-50	VACANT	T	$30	94-06503			03/31/13	04/30/99	Studio	528	$525	$0	
S-51	Occupied	T	$30	94-06503	KENNETH BARTLOW			06/01/05	Studio	528	$450	$434	
S-52	Occupied	T	$30	94-06503	JAN SPRY			06/11/09	Studio	528	$475	$475	
S-53	Occupied	T	$30	94-06503	JOHN BRYANT	05/31/10		12/01/09	Studio	528	$475	$475	
S-54	Occupied	T	$30	94-06503	FANGPING LI			06/14/13	Studio	528	$500	$500	
S-55	Occupied	T	$30	94-06503	XIANZHONG XIA	09/30/10		03/15/10	Studio	528	$500	$500	
S-56	Occupied	T	$30	94-06503	ANTHONY ROGERS	12/21/13		06/21/13	Studio	528	$500	$500	
S-57	Occupied	O	0	94-06503	SAMUEL JACKSON			11/03/06	Studio	528	$456	$432	
S-58	Occupied	T	$30	94-06503	GLENWOOD C. BROWN	11/20/13		05/20/13	Studio	528	$500	$500	
S-59	Occupied	T	$30	94-06503	HUGH HAYS			05/03/04	Studio	528	$474	$434	
S-60	VACANT	T	$30	94-06503			09/24/13	10/26/07	Studio	528	$525	$0	
S-61	VACANT	T	$30	94-06503		05/31/12	08/08/13	04/16/12	Studio	528	$525	$0	
S-61A	Occupied	T	$30	94-06503	VINCENT BARRIENTOS			04/02/02	Studio	528	$510	$432	
S-62	Occupied	T	$30	94-06503	YILIANG ZHU	06/30/12		01/01/12	Studio	528	$500	$500	
S-63	Occupied	T	$30	94-06503	REVA MAE MAYS			04/22/13	Studio	528	$500	$500	
S-64	Occupied	T	$30	94-06503	POULA FULTON			04/01/05	Studio	528	$464	$364	
S-65	Occupied	T	$30	94-06503	MARGARET MIRANDA			09/01/07	Studio	528	$474	$460	
S-66	Occupied	T	$30	94-06503	KOMMING FONG	01/11/12		03/19/12	Studio	528	$500	$500	
S-67	Occupied	T	$30	94-06503	WILLIE L. WILKS	01/23/14		07/23/13	Studio	528	$500	$500	
S-68	Occupied	T	$30	94-06503	STANLEY WILSON			06/23/04	Studio	528	$495	$474	
S-69	Occupied	T	$30	94-06503	SHUHUI DENG	06/15/11		01/15/11	Studio	528	$500	$500	
TOTAL:											$56,304	$38,273

Project : 94-06501-03

Rent Roll As Of:10/17/2013
Mark Twain Senior Community

10/17/2013

PROJECT TOTALS

"All vacant units are being held for low income tenants."

Units:	102	Security Deposit:	$38,273.00	Balance:	$0.00
Vacancies:	13	Applicant Deposits:	$0.00	Applicant Balance:	

POPULATION

		Mod Rehab (Section 8):	22			Secion 8 Vouchers:	1	Total Sudsidy:	23
SRO:	37	Studio:	48	(1) Bedroom:	15	(2) Bedroom:	2	Total Units:	102

UTILITY ALLOWANCE SCHEDULE

SRO - Studio:	Electric:	$30.00	(1) Bedroom:	Electric:	$37.00	(2) Bedroom:	Electric: $45.00
	Gas:	$30.00		Gas:	$37.00		Gas: $45.00

SUMMARY OF ACTUAL CHARGES

Rent:	$48,929.00	Vacancy:	$7,375.00	Total Balance:	$56,304.00

Occupied Parking: 29

Employee Parking: 2

Recorded By: Sophia A. Brinston, Property Mgr

ADDENDUM D

STDBONLINE.com
FLOODSOURCE
FLOODSCAPE™

PROPERTY ADDRESS:
2438 35th Ave, Oakland, CA, 94601

DEERING STREET
Line F (Peralta Creek)
PROFILE BASELINE
LYNDE STREET
HUMBOLDT AVENUE
HENRIETTA STREET
34TH AVENUE
PAXTON AVENUE
SALISBURY STREET
35TH AVENUE
ZONE X
128
123
119
109
107
102
99
99
90
B
B
North

FLOODSCAPE™

Flood Hazards Map

Map Number
06001C0087G

Effective Date
August 3, 2009

Flood Legend

- High flood risk
- Moderate flood risk
- Low flood risk

This report makes no representations or warranties concerning its content, accuracy or completeness.

STDBonline.com
469.574.1234

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ADDENDUM E

ADDENDUM F

Samuel L. Gill
512 North One Mile Road
P.O. Box 784
Dexter, Missouri 63841
573-624-6614 (phone)
573-624-2942 (fax)
sam@gillgroup.com

OVERVIEW

Samuel L. Gill has been completing appraisals, market studies and Phase I Environmental Assessments for over 30 years. He was appointed to the Missouri Real Estate Appraisers Commission by the Governor of the State of Missouri. The Commission was created by the 85th General Assembly for the purpose of certifying and licensing qualified persons engaged in the practice of real estate appraising.

He has extensive multifamily experience specializing in work for the Department of Housing and Urban Development (HUD) as well as lenders and developers through the Low-Income Housing Tax Credit (LIHTC) program. Also, many years of experience with nursing homes and typical commercial appraisals

He also has extensive experience with Phase I Environmental Assessments through nationwide lenders, developers, etc. He has maintained his education through many outlets as can be seen below.

ACCREDITATIONS

General Accredited Appraiser
National Association of Realtors

State Certified General Real Estate Appraiser
California State License Number: AG039401
Missouri State License Number: RA 001811

Also received temporary licenses in the following states: Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Maine, Maryland, Massachusetts, Minnesota, Nevada, New Hampshire, New Jersey, New Mexico, Rhode Island, South Dakota, Utah, Vermont, Virginia and Wisconsin.

Certified Environmental Specialist
Environmental Assessment Association

Designated Environmental Inspector
The Foundation of Real Estate Appraisers

Certified Environmental Risk Auditor
National Association of Environmental Risk Auditors

EXPERIENCE
(1976 TO PRESENT)

Primary provider of HUD Mark-to-Market Full Appraisals for mortgage restructuring and Mark-to-Market Lites for rent restructuring. Has worked with HUD in this capacity for several years.

Contract appraiser for Kentucky Housing Corporation for the eastern half of the State of Kentucky.

Provider of HUD MAP and TAP appraisals and market studies for many lenders and developers.

Provider of reviews of MAP appraisals and market studies for various lenders.

Provider of nursing home appraisals and hotel appraisals as well as typical commercial appraisals nationwide.

Current state reviewer for HUD Rent Comparability Studies for Section 8 Renewals in Hawaii, Indiana, Kansas, Louisiana, Nebraska, New Mexico, North Carolina, Utah, Washington.

Provider of HUD Rent Comparability Studies for contract renewal purposes nationwide.

Partial list of clients include: Boston Capital, Colorado Housing Finance Agency, CreditVest, Inc., Foley & Judell, LLP, Kentucky Housing Corporation, Kitsap County Consolidated Housing Authority, Louisiana Housing Finance Agency, Missouri Housing Development Agency, New Mexico Mortgage Finance Authority, Ontra, Inc., Quadel Consulting Corporation, Reznick Group, Siegel Group, Signet Partners and Wachovia Securities.

EDUCATION

Bachelor of Science Degree
Missouri State University

Multifamily Accelerated Processing Valuation (MAP)
U.S. Department of Housing and Urban Development

Annual Multifamily Accelerated Processing Basic and Advanced Valuation (MAP)
U.S. Department of Housing and Urban Development

Introduction to Income Property Appraising
National Association of Independent Fee Appraisers

Concepts, Terminology & Techniques
National Association of Independent Fee Appraisers

Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers

Income Property Appraising
National Association of Independent Fee Appraisers

Standards of Uniform Appraisal Practice
National Association of Independent Fee Appraisers

Revisions to USPAP (A-12/III)
The American Society of Farm Managers and Rural Appraisers

Principles of Economics I & II
Southeast Missouri State University

Uniform Standards of Professional Appraisal Practice
Central Missouri State University

Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers

Real Estate Appraisal Methods
Southeast Missouri State University
Advanced Income Capitalization
Appraisal Institute
Basic Residential HUD Appraisal Requirements
National Association of Independent Fee Appraisers
Condemnation Appraising
National Association of Independent Fee Appraisers
Freddie Mac-Guidelines For Real Estate Appraisers
National Association of Independent Fee Appraisers
Appraisal of Farms and Leasehold Interest
National Association of Independent Fee Appraisers
Marshall & Swift Construction Cost Course
National Association of Independent Fee Appraisers
Business Statistics
Southeast Missouri University
Business Law
Southeast Missouri University
Marketing Analysis
Southeast Missouri University
Business Correspondence and Reports
Southeast Missouri University
Corporate Finance
Southeast Missouri University
Advanced income Capitalization
Appraisal Institute
Performing Phase I Environmental Inspection
Environmental Assessment Association
Principles of Environmental Risk Auditing, Courses 301,302 & 303
National Association of Independent Fee Appraisers
Legal Issues Concerning the Environment
Lynn Coyne, J.D.-University of Indiana
Identifying and Testing Internal Hazards; Safe Building Analysis and Indoor Air Quality
Dr. Ingrid Richie-University of Indiana
External Hazards, History and the Future
Dr. Dan Willard-University of Indiana
Techniques for Identification and Testing of Environmental Hazards
James Romine-University of Indiana
Water Quality Concerns and Testing
Dr. Jeffery White-University of Indiana
Evaluation of Groundwater in Environmental Audits
Jack Wittman-University of Indiana